AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

AMONG

VISUAL NETWORK DESIGN, INC. (a Nevada corporation)

VNDI ACQUISITION CORP.

AND

VISUAL NETWORK DESIGN, INC. (a Delaware corporation)

SEPTEMBER 21, 2011

TABLE OF CONTENTS

ARTICLE I	THE MERGER	1
1.1	The Merger	1
1.2	Private Placement Offering	2
1.3	Registration Statement	2
1.4	Bridge Loan	2
1.5	The Closing	2
1.6	Actions at the Closing	3
1.7	Additional Actions	4
1.8	Conversion of Company Securities	4
1.9	Dissenting Shares	5
1.10	Fractional Shares	6
1.11	Escrow	6
1.12	Certificate of Incorporation and ByLaws	6
1.13	No Further Rights	6
1.14	Closing of Transfer Books	7
1.15	Post-Closing Adjustment	7
1.16	Exemption From Registration	8
ARTICLE II	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	8
2.1	Organization, Qualification and Corporate Power	8
2.2	Capitalization	9
2.3	Authorization of Transaction	9
2.4	Noncontravention	10
2.5	Subsidiaries	10
2.6	Financial Statements	11
2.7	Absence of Certain Changes	11
2.8	Undisclosed Liabilities	11
2.9	Tax Matters	11
2.10	Assets	13
2.11	Owned Real Property	13
2.12	Real Property Leases	13
2.13	Contracts	14

i

2.14	Accounts Receivable	15
2.15	Powers of Attorney	15
2.16	Insurance	15
2.17	Litigation	16
2.18	Employees	16
2.19	Employee Benefits	16
2.20	Environmental Matters	19
2.21	Legal Compliance	19
2.22	Customers and Suppliers	19
2.23	Permits	20
2.24	Certain Business Relationships With Affiliates	20
2.25	Brokers’ Fees	20
2.26	Books and Records	20
2.27	Intellectual Property	20
2.28	Disclosure	21
ARTICLE III	REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE ACQUISITION SUBSIDIARY	22
3.1	Organization, Qualification and Corporate Power	22
3.2	Capitalization	23
3.3	Authorization of Transaction	23
3.4	Noncontravention	24
3.5	Subsidiaries	24
3.6	Exchange Act Reports	25
3.7	Compliance with Laws	25
3.8	Financial Statements	26
3.9	Absence of Certain Changes	26
3.10	Litigation	26
3.11	Undisclosed Liabilities	26
3.12	Tax Matters	26
3.13	Assets	27
3.14	Owned Real Property	28
3.15	Real Property Leases	28
3.16	Contracts	28

3.17	Accounts Receivable	29
3.18	Powers of Attorney	29
3.19	Insurance	30
3.20	Warranties	30
3.21	Employees	30
3.22	Employee Benefits	30
3.23	Environmental Matters	32
3.24	Permits	33
3.25	Certain Business Relationships With Affiliates	33
3.26	Tax-Free Reorganization	33
3.27	Split-Off	34
3.28	Brokers’ Fees	34
3.29	Disclosure	35
3.30	Interested Party Transactions	35
3.31	Accountants	35
3.32	Minute Books	35
3.33	Board Action	36
ARTICLE IV	COVENANTS	36
4.1	Closing Efforts	36
4.2	Governmental and Thirty Party Notices and Consents	36
4.3	Current Report	36
4.4	Operation of Business	36
4.5	Access to Information	38
4.6	Operation of Business	38
4.7	Access to Information	40
4.8	Expenses	40
4.9	Indemnification	40
4.10	Listing of Merger Shares	41
4.11	Split-Off	41
4.12	Parent EIP	41
4.13	Information Provided to Company Stockholders	41
4.14	No Registration	42
4.15	No Shorting	42

4.16	Lock-Up Agreements	42
ARTICLE V	CONDITIONS TO CONSUMMATION OF MERGER	42
5.1	Conditions to Each Party’s Obligations	42
5.2	Conditions to Obligations of the Parent and the Acquisition Subsidiary	43
5.3	Conditions to Obligations of the Company	44
ARTICLE VI	INDEMNIFICATION	46
6.1	Indemnification by the Company Stockholders	46
6.2	Indemnification by the Parent	46
6.3	Indemnification Claims by the Parent	47
6.4	Survival of Representations and Warranties	49
6.5	Limitations on Parent’s Claims for Indemnification	50
ARTICLE VII	DEFINITIONS	50
ARTICLE VIII	TERMINATION	53
8.1	Termination by Mutual Agreement	53
8.2	Termination for Failure to Close	53
8.3	Termination by Operation of Law	53
8.4	Termination for Failure to Perform Covenants or Conditions	53
8.5	Effect of Termination or Default; Remedies	53
8.6	Remedies; Specific Performance	54
ARTICLE IX	MISCELLANEOUS	54
9.1	Press Releases and Announcements	54
9.2	No Third Party Beneficiaries	54
9.3	Entire Agreement	54
9.4	Succession and Assignment	54
9.5	Counterparts and Facsimile Signature	54
9.6	Headings	55
9.7	Notices	55
9.8	Governing Law	55
9.9	Amendments and Waivers	56
9.10	Severability	56
9.11	Submission to Jurisdiction	56
9.12	Construction	56

EXHIBITS

Exhibit A	Form of Split-Off Agreement
Exhibit B	Form of Escrow Agreement
Exhibit C	Opinion of Counsel to the Company
Exhibit D	Opinion of Counsel to the Parent and the Acquisition Subsidiary
Exhibit E	Form of Lock-Up Agreement

v

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 21, 2011, by and among Visual Network Design, Inc. (formerly known as Cahaba Pharmaceuticals, Inc.), a Nevada corporation (the “Parent”), VNDI Acquisition Corp., a Delaware corporation (the “Acquisition Subsidiary”) and Visual Network Design, Inc. dba Rackwise, a Delaware corporation (the “Company”).  The Parent, the Acquisition Subsidiary and the Company are each a “Party” and referred to collectively herein as the “Parties.”

WHEREAS, this Agreement contemplates a merger of the Acquisition Subsidiary with and into the Company, with the Company remaining as the surviving entity after the merger (the “Merger”), whereby the stockholders of the Company will receive common stock of the Parent in exchange for their capital stock of the Company;

WHEREAS, simultaneously with the closing of the Merger, the Parent shall complete a private placement of up to 20,000,000 units of securities of the Parent, with the right, at the Parent’s and the Company’s discretion, to sell an additional 4,000,000 units (the “Private Placement Offering”), at the purchase price of $0.25 per unit (the “PPO Price”), each unit consisting of one share of the Parent’s common stock and one five year warrant to purchase one-half of a share of Parent common stock for an exercise price of $0.625 per whole share;

WHEREAS, contemporaneously with and just prior to the closing of the Merger, the Parent intends to split-off its wholly owned subsidiary, VNDI Split Corp., a Nevada corporation (the “Split-Off Subsidiary”), through the sale of all of the outstanding capital stock of the Split-Off Subsidiary (the “Split-Off”) upon the terms and conditions of a split-off agreement by and among the Parent, the Split-Off Subsidiary, and Scott Hughes (the “Buyer”), substantially in the form of Exhibit A attached hereto (the “Split-Off Agreement”); and

WHEREAS, the Parent, the Acquisition Subsidiary, and the Company desire that the Merger qualifies as a “plan of reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and not subject the holders of equity securities of the Company to tax liability under the Code.

NOW, THEREFORE, in consideration of the representations, warranties and covenants herein contained, and for other good and valuable consideration the receipt, adequacy and sufficiency of which are hereby acknowledged, the Parties hereto, intending legally to be bound, agree as follows:

ARTICLE I
THE MERGER

1.1      The Merger.  Upon and subject to the terms and conditions of this Agreement, the Acquisition Subsidiary shall merge with and into the Company at the Effective Time (as defined below).  From and after the Effective Time, the separate corporate existence of the Acquisition Subsidiary shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”). The “Effective Time” shall be the time at which the Certificate of Merger (the “Certificate of Merger”) and other appropriate or required documents prepared and executed in accordance with the relevant provisions of the Delaware General Corporation Law (the “DGCL”) are filed with the Secretary of State of Delaware.  The Merger shall have the effects set forth in the applicable provisions of the DGCL, including Sections 251, 259, 260 and 261 of the DGCL.  In connection with the Merger and subject to the terms of Section 1.8, the holders of the Company’s common stock, par value $0.001 per share outstanding immediately prior to the Effective Time (the “Company Shares”) shall be entitled to receive an aggregate of 60,000,000 shares of Parent Common Stock (as hereafter defined) and 60,000,000 Parent Warrants (as hereafter defined) of the Parent in exchange for their Company Shares.

1.2      Private Placement Offering.  In conjunction with the closing of the Merger, Parent shall complete a private placement of a minimum of 12,000,000 units ($3,000,000) (the “Minimum Offering Amount”) and a maximum of 20,000,000 units ($5,000,000) (the “Maximum Offering Amount”) of securities of the Parent, at a price of $0.25 per unit (the “PPO Price”), with the right, at the placement agent’s and the Company’s discretion, to sell up to an additional 4,000,000 units ($1,000,000). Each unit (the “Units”) shall consist of one share of common stock of Parent (the “Parent Common Stock”) and one five year warrant to purchase one-half share of Parent Common Stock at an exercise price of $0.625 per full share (the “Investor Warrant”). The closing of the Merger and the initial closing of the Private Placement Offering will occur simultaneously and each will be a condition of the other. Parent and the Company have engaged a registered broker-dealer (the “Placement Agent”) to serve as the non-exclusive placement agent for the Private Placement Offering and be compensated in accordance with its standard terms for such services. The terms of the Placement Agent’s engagement as placement agent shall be set forth in a Placement Agent Agreement.

1.3      Registration Statement.  A registration statement (the “Registration Statement”) will be prepared on Form S-1 or such other available form and shall be used to register, to the extent practicable, resales of (i) the shares of Parent Common Stock constituting part of the Units, and (ii) the shares of Parent Common Stock underlying the Investor Warrants. The terms and conditions of such registration shall be set forth in a Registration Rights Agreement between Parent and the holders of registrable securities.

1.4      Bridge Loan.  The Parent has assumed the bridge loans of the Company in the principal amount of $2,275,000 (the “Bridge Loans”), pursuant to which it will be deemed to have issued convertible promissory notes of Parent (the “Bridge Notes”). Upon the closing of the Merger, the Bridge Notes will automatically convert into Private Placement Offering Units at a price of $0.25 per Unit. The aggregate principal amount of the converted Bridge Notes plus accrued and unpaid interest due thereon at the time of conversion will be deemed part of the gross proceeds of the Private Placement Offering.

1.5      The Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Gottbetter & Partners, LLP in New York, New York on September 21, 2011, or, if all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby have not been satisfied or waived by such date, on such mutually agreeable later date as soon as practicable (and in any event not later than three (3) business days) after the satisfaction or waiver of all conditions (excluding the delivery of any documents to be delivered at the Closing by any of the Parties) set forth in Article V hereof (the “Closing Date”).

1.6      Actions at the Closing.  At the Closing:

(a)           the Company shall deliver to the Parent and the Acquisition Subsidiary the various certificates, instruments and documents referred to in Section 5.2;

(b)           the Parent and the Acquisition Subsidiary shall deliver to the Company the various certificates, instruments and documents referred to in Section 5.3;

(c)           the Surviving Corporation shall file the Certificate of Merger with the Secretary of State of the State of Delaware;

(d)           or as soon thereafter as is practical, each of the stockholders of record of the Company immediately prior to the Effective Time (collectively, the “Company Stockholders”) shall deliver to the Parent a Letter of Transmittal and the certificate(s) representing his, her or its Company Shares, if such Company Shares are certificated;

(e)           the Parent shall have caused to be delivered the Initial Shares (as defined below) and the Parent Warrants (as defined below) to each Company Stockholder in accordance with Section 1.8 who has delivered at Closing a Letter of Transmittal and the certificate(s) representing his, her or its Company Shares, if such Company Stockholder’s Company Shares are certificated, or a Letter of Transmittal, if such Company Stockholder’s Company Shares are uncertificated;

(f)            the Parent shall have caused to be delivered the Escrow Shares (as defined below) relating to the Company Shares exchanged at Closing to the Escrow Agent;

(g)           the Parent shall deliver irrevocable instructions to Broadridge Corporate Issuer Solutions, Inc., the Parent’s transfer agent (the “Transfer Agent”), for the issuance and delivery of certificates representing the Merger Shares (as defined below) with respect to Company Shares that are not being delivered at Closing;

(h)           the Parent shall have executed an Exchange Agent Agreement (the “Exchange Agreement”) between the Parent and the Transfer Agent pursuant to which the Transfer Agent will process the exchange of Company Shares for the Merger Shares following the Closing Date;

(i)            the Parent shall deliver to the Company (i) evidence that the Parent’s board of directors is authorized to consist of five individuals, (ii) the resignations of all individuals who served as directors of the Parent immediately prior to the Closing Date (other than Kenneth Spiegeland, who will remain a director of the Parent), which resignations shall be effective as of the Closing Date, (iii) the resignations of all individuals who served as officers of the Parent immediately prior to the Closing Date, which resignations shall be effective as of the Closing Date, (iv) evidence of the appointment of four (4) additional directors to serve immediately following the Closing Date, who shall have been designated by the Company, and (v) evidence of the appointment of such executive officers of the Parent to serve immediately upon the Closing Date as shall have been designated by the Company;

(j)            a closing for at least the Minimum Offering Amount under the Private Placement Offering shall be completed and the proceeds therefrom distributed in accordance with the terms of the Private Placement Offering; and

(k)           the Parent, Robert B. Ney (the “Indemnification Representative”) and Gottbetter & Partners, LLP (the “Escrow Agent”) shall execute and deliver the Escrow Agreement in substantially the form attached hereto as Exhibit B (the “Escrow Agreement”) and, as soon thereafter as is practical, the Parent shall deliver to the Escrow Agent a certificate or certificates for the number of Escrow Shares (as defined below) being placed in escrow pursuant to Section 1.11 computed based upon the number of Company Shares delivered to the Parent in exchange for Merger Shares as of the Closing Date and from time to time after the Closing Date.

1.7      Additional Actions.  If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either the Company or Acquisition Subsidiary or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized (to the fullest extent allowed under applicable law) to execute and deliver, in the name and on behalf of either the Company or Acquisition Subsidiary, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of the Company or Acquisition Subsidiary, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights,  privileges, powers, franchises, properties or assets of the Company or Acquisition Subsidiary, as applicable, and otherwise to carry out the purposes of this Agreement.

1.8      Conversion of Company and Acquisition Subsidiary Securities.  At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holder of any of the following securities:

(a)           Each Company Share issued and outstanding, immediately prior to the Effective Time other than Dissenting Shares (as defined below)) shall be converted into and represent the right to receive (subject to the provisions of Section 1.9) such number of shares of common stock, $0.0001 par value per share, of the Parent (“Parent Common Stock”) and Parent Warrants as is equal to the Common Conversion Ratio (as defined in Section 1.8(b) below). An aggregate of 60,000,000 shares of Parent Common Stock and an aggregate of 60,000,000 Warrants of Parent (the “Parent Warrants”), identical to the Investor Warrants in all material respects except that the Parent Warrants will not contain registration rights and will only be exercisable on a cashless basis in conjunction with a proposed redemption by the Parent, shall be issued to the Company Stockholders, pro rata based upon their ownership of Company Shares, upon receipt of their Company Shares (or receipt of an affidavit of lost stock certificate in a form reasonably acceptable to the Company), and subject to the requirements of Section 1.8(b). An aggregate of 30,000,000 shares of Parent Common Stock shall be reserved for issuance upon the exercise of the Parent Warrants.

(b)           The “Common Conversion Ratio” shall be 1.27126-for-1. Stockholders of record of the Company as of the Closing Date (the “Indemnifying Stockholders”) shall be entitled to receive immediately 95% of the shares of Parent Common Stock into which their Company Shares were converted pursuant to this Section 1.8 (the “Initial Shares”) pro rata in accordance with their respective holdings of Company Shares immediately prior to the Closing; the remaining 5% of the shares of Parent Common Stock into which their Company Shares were converted pursuant to this Section 1.8 rounded to the nearest whole number (with 0.5 shares rounded upward to the nearest whole number) (the “Escrow Shares”), shall be deposited in escrow pursuant to Section 1.11 and shall be held and released in accordance with the terms of the Escrow Agreement and, if and as released from escrow, will be distributed to the Company Stockholders pro rata according to their holdings of the Initial Shares as of the Closing.  The Initial Shares and the Escrow Shares shall together be referred to herein as the “Merger Shares.” 100% of the Parent Warrants shall be promptly issued to Company Stockholders following receipt of their respective Company Shares.

(c)           Each issued and outstanding share of common stock, par value $0.001 per share, of the Acquisition Subsidiary shall be converted into one validly issued, fully paid and nonassessable share of Surviving Corporation Common Stock.

1.9      Dissenting Shares.

(a)           For purposes of this Agreement, “Dissenting Shares” means Company Shares held as of the Effective Time by a Company Stockholder who has not voted such Company Shares in favor of the adoption of this Agreement and the Merger and with respect to which appraisal may be duly demanded and perfected in accordance with Section 262 of the DGCL.  Dissenting Shares shall not be converted into or represent the right to receive shares of Parent Common Stock and Parent Warrants unless such Company Stockholder’s right to appraisal shall have ceased in accordance with Section 262 of the DGCL. If such Company Stockholder has so forfeited or withdrawn his, her or its right to appraisal of Dissenting Shares, then, (i) as of the occurrence of such event, such holder’s Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Merger Shares issuable in respect of such Company Shares pursuant to Section 1.8, and (ii) promptly following the occurrence of such event, the Parent shall deliver to such Company Stockholder a certificate representing 95% of the Merger Shares to which such holder is entitled pursuant to Section 1.8 (which shares shall be considered Initial Shares for all purposes of this Agreement) and shall deliver to the Escrow Agent a certificate representing the remaining 5% of the Merger Shares to which such holder is entitled pursuant to Section 1.8 (which shares shall be considered Escrow Shares for all purposes of this Agreement).

(b)           The Company shall give the Parent prompt notice of any written demands for appraisal of any Company Shares, withdrawals of such demands, and any other instruments that relate to such demands received by the Company.  The Company shall not, except with the prior written consent of the Parent, make any payment with respect to any demands for appraisal of Company Shares or offer to settle or settle any such demands.

1.10    Fractional Shares.  No certificates or scrip representing fractional Initial Shares shall be issued to Company Stockholders on the surrender for exchange of Company Shares and certificates, if applicable, that immediately prior to the Effective Time represented Company Shares converted into Merger Shares pursuant to Section 1.8 (“Certificates”) and such Company Stockholders shall not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of the Parent with respect to any fractional Initial Shares that would have otherwise been issued to such Company Stockholders.  In lieu of any fractional Initial Shares that would have otherwise been issued, each former Company Stockholder that would have been entitled to receive a fractional Initial Share shall, on proper surrender of such person’s Certificates, receive such whole number of Initial Shares as is equal to the precise number of Initial Shares to which such Company Stockholder would be entitled, rounded up or down to the nearest whole number (with a fractional interest equal to 0.5 rounded upward to the nearest whole number); provided that each such Company Stockholder shall receive at least one Initial Share.

1.11    Escrow.  As soon as practical following the Closing Date, the Parent shall deliver to the Escrow Agent a certificate (issued in the name of the Escrow Agent or its nominee) representing the number of Escrow Shares (based on the number of Company Shares delivered to Parent as of the Closing Date to be exchanged for Merger Shares, as described in Section 1.8), for the purpose of securing the indemnification obligations of the Indemnifying Stockholders set forth in this Agreement.  As Company Stockholders deliver additional Company Shares, certificated and uncertificated, following the Closing, the Parent shall cause an appropriate number of Initial Shares to be delivered to the applicable Company Stockholder and an appropriate number of additional Escrow Shares to be delivered to the Escrow Agent.  The Escrow Shares shall be held by the Escrow Agent pursuant to the Escrow Agreement, in substantially the form set forth in Exhibit B attached hereto.  The Escrow Shares shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any Party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.  The Indemnification Representative shall not be liable to any Company Stockholder for actions taken in his capacity as Indemnification Representative under the Escrow Agreement, except for actions constituting gross negligence or willful misconduct.

1.12    Certificate of Incorporation and Bylaws.

(a)           The certificate of incorporation of the Company in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until duly amended or repealed.

(b)           The bylaws of the Company in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until duly amended or repealed.

1.13    No Further Rights.  From and after the Effective Time, no Company Shares shall be deemed to be outstanding, and holders of Company Shares, certificated and uncertificated, shall cease to have any rights with respect thereto, except as provided herein or by law.

1.14    Closing of Transfer Books.  At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Shares shall thereafter be made.  If, after the Effective Time, Company Shares, certificated and uncertificated, are presented to the Parent or the Surviving Corporation, they shall be cancelled and exchanged for Initial Shares and the Parent Warrants, which shall be delivered to the presenting stockholder, and Escrow Shares, which shall be delivered to the Escrow Agent, in accordance with Section 1.8, subject to applicable law in the case of Dissenting Shares.

1.15    Post-Closing Adjustment.  In the event that, during the period commencing from the Closing Date and ending on the second anniversary of the Closing Date, the Parent or the Surviving Corporation incurs any Loss (as defined below) with respect to, in connection with, or arising from any Parent Liabilities (as defined below), then promptly following the filing by the Parent with the Securities and Exchange Commission (the “SEC”) of a quarterly report relating to the most recent completed quarter for which such determination has been made, the Parent shall issue to the Company Stockholders and/or their designees such number of shares of Parent Common Stock as would result from dividing (x) the whole dollar amount representing such Losses by (y) the PPO Price, rounded to the nearest whole number (with 0.5 shares rounded upwards to the nearest whole number).  The limit on the aggregate number of shares of Parent Common Stock issuable under this Section 1.15 shall be 1,000,000 shares.  As used in this Section 1.15: (a) “Loss” shall mean any and all costs and expenses, including reasonable attorneys’ fees, court costs, reasonable accountants’ fees, and damages and losses, net of any insurance proceeds actually received by the Party suffering the Loss with respect thereto; (b) “Claims” shall include, but are not limited to, any claim, notice, suit, action, investigation, other proceedings (whether actual or threatened); and (c) “Parent Liabilities” shall mean all Claims against and liabilities, obligations or indebtedness of any nature whatsoever of the Split-Off Subsidiary, whenever accruing, and of the Parent and the Acquisition Subsidiary, accruing on or before the Closing Date (whether primary, secondary, direct, indirect, liquidated, unliquidated or contingent, matured or unmatured), including, but not limited to (i) any breach by the Parent or the Acquisition Subsidiary of any of their respective representations or warranties set forth in Article III herein, (ii) any litigation threatened, pending or for which a basis exists against the Parent or any Parent Subsidiary (as defined in this Agreement); (iii) any and all outstanding debts owed by the Parent or any Parent Subsidiary; (iv) any and all internal or employee related disputes, arbitrations or administrative proceedings threatened, pending or otherwise outstanding, (v) any and all liens, foreclosures, settlements, or other threatened, pending or otherwise outstanding financial, legal or similar obligations of the Parent or any Parent Subsidiary, (vi) any and all Taxes for which Parent or any of its direct or indirect assets may be liable or subject, for any taxable period (or portion thereof) ending on or before the Closing Date, including, without limitation, any and all Taxes resulting from or attributable to Parent’s ownership or operation of the Split-Off Subsidiary assets, (vii) any and all Taxes for which Parent or its direct or indirect assets may be liable or subject (including, without limitation, the interests and assets of the Surviving Corporation and any Parent Subsidiary) as a consequence of Parent’s acquisition, formation, capitalization, ownership, and Split-Off of the Split-Off Subsidiary, whether related to a taxable period (or portion thereof) ending on or after the Closing Date, and (viii) all fees and expenses incurred in connection with effecting the adjustments contemplated by this Section 1.15, as such Parent Liabilities are determined by the Parent’s independent auditors, on a quarterly basis.  Any shares of Parent Common Stock that are issued under this Section 1.15 shall be issued to the Company Stockholders pro rata according to their respective holdings of the Initial Shares.

1.16    Exemption From Registration.  Parent and the Company intend that the shares of Parent Common Stock to be issued pursuant to Section 1.8 hereof in connection with the Merger will be issued in a transaction exempt from registration under the Securities Act of 1933, as amended (“Securities Act”), by reason of Section 4(2) of the Securities Act, Rule 506 of Regulation D promulgated by the SEC thereunder and/or Regulation S promulgated by the SEC and that all recipients of such shares of Parent Common Stock shall either be “accredited investors” or not “US Persons” as such terms are defined under Regulation D and Regulation S, respectively.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Parent that the statements contained in this Article II are true and correct, except as set forth in the disclosure schedule provided by the Company to the Parent on the date hereof and accepted in writing by the Parent (the “Disclosure Schedule”). The Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article II and to the extent that it is clear from the context thereof that such disclosure also applies to any other numbered paragraph, the disclosures in any numbered paragraph of the Disclosure Schedule shall qualify the corresponding numbered paragraph in this Article II. For purposes of this Article II, the phrase “to the knowledge of the Company” or any phrase of similar import shall be deemed to refer to the actual knowledge of any officer or director of the Company as well as any other knowledge which such person would have possessed had such person made reasonable inquiry of appropriate officers, directors and key employees of the Company and the accountants and attorneys of the Company at Marcum LLP and Broad and Cassel, respectively, with respect to the matter in question; provided, however, that for purposes of Section 2.7(a) such definition shall not include inquiry of Marcum LLP and Broad and Cassel.

2.1           Organization, Qualification and Corporate Power.  The Company is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the State of Delaware. Except as set forth in Schedule 2.1, the Company is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect (as defined below). The Company has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.  The Company has furnished or made available to the Parent complete and accurate copies of its certificate of incorporation and bylaws.  The Company is not in default under or in violation of any provision of its certificate of incorporation, as amended to date, or its bylaws, as amended to date. For purposes of this Agreement, “Company Material Adverse Effect” means a material adverse effect on the assets, business, condition (financial or otherwise), results of operations or future prospects of the Company taken as a whole.

2.2           Capitalization.  The authorized capital stock of the Company consists of 52,000,000 shares of which 50,000,000 shares are designated as common stock (Company Shares), 2,000,000 are designated as Series A Preferred Stock, and no Company Shares are held in the treasury of the Company. As of the date of this Agreement, 47,197,210 Company Shares are issued and outstanding, and no shares of Series A Preferred Stock are issued and are outstanding. Schedule 2.2 of the Disclosure Schedule sets forth a complete and accurate list of all stockholders of the Company, indicating the number and class of Company Shares held by each stockholder. All of the issued and outstanding Company Shares have been duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance or redemption of any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company.  There are no agreements to which the Company is a party or by which it is bound with respect to the voting (including without limitation voting trusts or proxies), registration under the Securities Act, or sale or transfer (including without limitation agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Company. To the knowledge of the Company, there are no agreements among other parties, to which the Company is not a party and by which it is not bound, with respect to the voting (including without limitation voting trusts or proxies) or sale or transfer (including without limitation agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Company.  All of the issued and outstanding Company Shares were issued in compliance with applicable federal and state securities laws.

2.3           Authorization of Transaction.  The Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution and delivery by the Company of this Agreement and, subject to the adoption of this Agreement and the approval of the Merger by no less than a majority of the votes represented by the outstanding Company Shares entitled to vote on this Agreement and the Merger (the “Stockholder Approval”), the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company.  Without limiting the generality of the foregoing, the board of directors of the Company (i) determined that the Merger is fair and in the best interests of the Company and the Company Stockholders, (ii) adopted this Agreement in accordance with the provisions of the DGCL, and (iii) directed that this Agreement and the Merger be submitted to the Company Stockholders for their adoption and approval by written consent and resolved to recommend that the Company Stockholders vote in favor of the adoption of this Agreement and the approval of the Merger.  This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity.

2.4           Noncontravention.  Subject to the receipt of Stockholder Approval, the timely mailing of the notice of dissenters’ rights to the Company’s stockholders and the filing of the Certificate of Merger as required by the DGCL, neither the execution and delivery by the Company of this Agreement, nor the consummation by the Company of the transactions contemplated hereby, will (a) conflict with or violate any provision of the certificate of incorporation or bylaws of the Company, as amended to date, (b) require on the part of the Company any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a “Governmental Entity”), except for such permits, authorizations, consents and approvals for which the Company is obligated to use its Reasonable Best Efforts to obtain pursuant to Section 4.2(a), (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any Party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Company is a party or by which the Company is bound or to which any of their assets is subject, except for (i) any conflict, breach, default, acceleration, termination, modification or cancellation in any contract or instrument set forth in Schedule 2.4 of the Disclosure Schedule, for which the Company is obligated to use its Reasonable Best Efforts to obtain waiver, consent or approval pursuant to Section 4.2(b), (ii) any conflict, breach, default, acceleration, termination, modification or cancellation which would not have a Company Material Adverse Effect and would not adversely affect the consummation of the transactions contemplated hereby or (iii) any notice, consent or waiver the absence of which would not have a Company Material Adverse Effect and would not adversely affect the consummation of the transactions contemplated hereby, (d) result in the imposition of any Security Interest (as defined below) upon any assets of the Company or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its properties or assets.  For purposes of this Agreement: “Security Interest” means any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (i) mechanic’s, materialmen’s, and similar liens, (ii) liens arising under worker’s compensation, unemployment insurance, social security, retirement, and similar legislation, and (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business (as defined below) of the Company and not material to the Company; and “Ordinary Course of Business” means the ordinary course of the Company’s business, consistent with past custom and practice (including with respect to frequency and amount).

2.5           Subsidiaries.  The Company does not have any Subsidiaries. For purposes of this Agreement, a “Subsidiary” shall mean any corporation, partnership, joint venture or other entity in which a Party has, directly or indirectly, an equity interest representing 50% or more of the equity securities thereof or other equity interests therein (collectively, the “Subsidiaries”);  “Parent Subsidiary” is a Subsidiary of the Parent. Except as set forth in Schedule 2.5 of the Disclosure Schedule, the Company does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association.

2.6           Financial Statements.  The Company has provided or made available to the Parent (a) the audited balance sheets of the Company (the “Company Balance Sheet”) at December 31, 2010 and 2009 (December 31, 2010 being hereinafter defined as the “Company Balance Sheet Date”), and the related statements of operations and cash flows for the years ended December 31, 2010 and 2009 (the “Company Year-End Financial Statements”) and (b) the unaudited balance sheet of the Company (the “Company Interim Balance Sheet”) at June 30, 2011 (June 30, 2011 being hereinafter defined as the “Interim Balance Sheet Date”) and the related Statements of Operations and Cash Flows for the six months ended June 30, 2011 (the “Company Interim Financial Statements” and together with the Year End Financial Statements, the “Company Financial Statements”). The Company Financial Statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered thereby, fairly present in all material respects the financial condition, results of operations and cash flows of the Company as of the respective dates thereof and for the periods referred to therein, comply as to form with the applicable rules and regulations of the SEC for inclusion of such Company Financial Statements in the Parent’s filings with the SEC as required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and are consistent in all material respects with the books and records of the Company; provided, however, that the unaudited financial statements for interim periods are subject to normal year-end adjustments (which will not be material individually or in the aggregate).

2.7           Absence of Certain Changes.  Since the Company Balance Sheet Date, and except as set forth in Schedule 2.7 of the Disclosure Schedule, (a) to the knowledge of the Company, there has occurred no event or development which, individually or in the aggregate, has had, or could reasonably be expected to have in the future, a Company Material Adverse Effect, and (b) the Company has not taken any of the actions set forth in paragraphs (a) through (m) of Section 4.4.

2.8           Undisclosed Liabilities.  Except as set forth in Schedule 2.8 of the Disclosure Schedules, the Company does not have any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the Company Interim Balance Sheet referred to in Section 2.6 and (b) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet.

2.9           Tax Matters.

(a)           For purposes of this Agreement, the following terms shall have the following meanings:

(i)           “Taxes” means all taxes, charges, fees, levies or other similar assessments or liabilities, including without limitation income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

(ii)           “Tax Returns” means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

(b)           Except as set forth in Schedule 2.9(b), the Company has filed on a timely basis all Tax Returns that it was required to file, and all such Tax Returns were complete and accurate in all material respects. The Company has not ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns. Except as set forth in Schedule 2.9(b), the Company has paid on a timely basis all Taxes that were due and payable. The unpaid Taxes of the Company for tax periods through the Company Balance Sheet Date do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Company Balance Sheet.  The Company has not had any actual or potential liability for any Tax obligation of any taxpayer other than the Company (including without limitation any affiliated group of corporations or other entities that included the Company during a prior period). Except as set forth in Schedule 2.9(b), all Taxes that the Company is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity.

(c)           The Company has delivered or made available to the Parent complete and accurate copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company since the date of the Company’s incorporation on January 8, 2003 (the “Organization Date”). Except as set forth in Schedule 2.9(c), no examination or audit of any Tax Return of the Company by any Governmental Entity is currently in progress or, to the knowledge of the Company, threatened or contemplated.  Except as set forth in Schedule 2.9(c), the Company has not been informed by any jurisdiction that the jurisdiction believes that the Company was required to file any Tax Return that was not filed.  The Company has not waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

(d)           The Company: (i) is not a “consenting corporation” within the meaning of Section 341(f) of the Code, and none of the assets of the Company are subject to an election under Section 341(f) of the Code; (ii) has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code; (iii) has not made any payments, is not obligated to make any payments, nor is it a party to any agreement that could obligate it to make any payments that may be treated as an “excess parachute payment” under Section 280G of the Code; (iv) has no actual or potential liability for any Taxes of any person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local, or foreign law), or as a transferee or successor, by contract, or otherwise; and (v) has not been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b).

(e)           None of the assets of the Company: (i) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Code; (ii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code; or (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

(f)           The Company has not undergone a change in its method of accounting resulting in an adjustment to its taxable income pursuant to Section 481 of the Code.

(g)           No state or federal “net operating loss” of the Company determined as of the Closing Date is subject to limitation on its use pursuant to Section 382 of the Code or comparable provisions of state law as a result of any “ownership change” within the meaning of Section 382(g) of the Code or comparable provisions of any state law occurring prior to the Closing Date.

2.10    Assets.  The Company owns or leases all material tangible assets reasonably necessary for the conduct of its businesses as presently conducted and as presently proposed to be conducted.  Except as set forth in Schedule 2.10 of the Disclosure Schedule, each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.  Except as set forth in Schedule 2.10, no asset of the Company (tangible or intangible) is subject to any Security Interest.

2.11    Owned Real Property.  The Company does not own any real property, except as otherwise listed in Schedule 2.11 of the Disclosure Schedule.

2.12    Real Property Leases.  Schedule 2.12 of the Disclosure Schedule lists all real property leased or subleased to or by the Company and lists the term of such lease, any extension and expansion options, and the rent payable thereunder.  The Company has delivered or made available to the Parent complete and accurate copies of the leases and subleases listed in Schedule 2.12 of the Disclosure Schedule.  With respect to each lease and sublease listed in Schedule 2.12 of the Disclosure Schedule and except as set for the in Schedule 2.12:

(a)           the lease or sublease is legal, valid, binding, enforceable and in full force and effect;

(b)           the lease or sublease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing;

(c)           neither the Company nor, to the knowledge of the Company, any other party, is in breach or violation of, or default under, any such lease or sublease, and no event has occurred, is pending or, to the knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or, to the knowledge of the Company, any other party under such lease or sublease;

(d)           the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold; and

(e)           to the knowledge of the Company, there is no Security Interest, easement, covenant or other restriction applicable to the real property subject to such lease, except for Security Interests, recorded easements, covenants and other restrictions which do not materially impair the current uses or the occupancy by the Company of the property subject thereto.

2.13    Contracts.

(a)           Schedule 2.13 of the Disclosure Schedule lists the following agreements (written or oral) to which the Company is a party as of the date of this Agreement:

(i)           any agreement (or group of related agreements) for the lease of personal property from or to third parties providing for lease payments in excess of $25,000 per annum or having a remaining term longer than 12 months;

(ii)          any agreement (or group of related agreements) for the purchase or sale of products or for the furnishing or receipt of services (A) which calls for performance over a period of more than one year, (B) which involves more than the sum of $100,000, or (C) in which the Company has granted manufacturing rights, “most favored nation” pricing provisions or exclusive marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

(iii)         any agreement which, to the knowledge of the Company, establishes a partnership or joint venture;

(iv)         any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) involving more than $25,000 or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

(v)          any agreement concerning confidentiality or noncompetition;

(vi)         any employment or consulting agreement with the Company’s executive officers, directors or key employees;

(vii)        any agreement involving any officer, director or stockholder of the Company or any affiliate, as defined in Rule 12b-2 under Exchange Act, thereof (an “Affiliate”);

(viii)       any agreement under which the consequences of a default or termination would reasonably be expected to have a Company Material Adverse Effect;

(ix)         any agreement which contains any provisions requiring the Company to indemnify any other party thereto (excluding indemnities contained in agreements for the purchase, sale or license of products entered into in the Ordinary Course of Business);

(x)          any other agreement (or group of related agreements) either involving more than $25,000 or not entered into in the Ordinary Course of Business; and

(xi)         any agreement, other than as contemplated by this Agreement, relating to the sales of securities of the Company to which the Company is a party.

(b)           The Company has delivered or made available to the Parent a complete and accurate copy of each agreement listed in Schedule 2.13 of the Disclosure Schedule.  With respect to each agreement so listed, and except as set forth in Schedule 2.13 of the Disclosure Schedule:  (i) the agreement is legal, valid, binding and enforceable and in full force and effect; (ii) the agreement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; and (iii) the Company is not nor, to the knowledge of the Company, is any other party, in breach or violation of, or default under, any such agreement, and no event has occurred, is pending or, to the knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or, to the knowledge of the Company, any other party under such contract.

2.14    Accounts Receivable.  All accounts receivable of the Company reflected on the Company Interim Balance Sheet are valid receivables and, to the knowledge of the Company, are not subject to any setoffs or counterclaims and are current and collectible (within 90 days after the date on which it first became due and payable), net of the applicable reserve for bad debts on the Company Interim Balance Sheet.  All accounts receivable reflected in the financial or accounting records of the Company that have arisen since the Company Interim Balance Sheet Date are valid receivables subject, to the Company’s knowledge, to no setoffs or counterclaims and are collectible (within 90 days after the date on which it first became due and payable), net of a reserve for bad debts in an amount proportionate to the reserve shown on the Company Interim Balance Sheet.

2.15    Powers of Attorney.  Except as set forth in Schedule 2.15 of the Disclosure Schedule, there are no outstanding powers of attorney executed on behalf of the Company.

2.16    Insurance.  Schedule 2.16 of the Disclosure Schedule lists each insurance policy (including fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Company is a party.  Such insurance policies are of the type and in amounts customarily carried by organizations conducting businesses or owning assets similar to those of the Company.  There is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy.  All premiums due and payable under all such policies have been paid, the Company may not be liable for retroactive premiums or similar payments, and the Company is otherwise in compliance in all material respects with the terms of such policies.  The Company has no knowledge of any threatened termination of, or material premium increase with respect to, any such policy.  Each such policy will continue to be enforceable and in full force and effect immediately following the Effective Time in accordance with the terms thereof as in effect immediately prior to the Effective Time.

2.17    Litigation.  As of the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator (a “Legal Proceeding”) which is pending or has been threatened in writing against the Company which (a) seeks either damages in excess of $25,000 individually, or $50,000 in the aggregate or (b) if determined adversely to the Company is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

2.18    Employees.

(a)           Schedule 2.18 of the Disclosure Schedule contains a list of all employees of the Company whose annual rate of compensation exceeds $50,000 per year, along with the position and the annual rate of compensation of each such person.  None of the executive officers, directors or key employees of the Company is a party to a non-competition agreement with the Company.  To the knowledge of the Company, no key employee or group of employees has any plans to terminate employment with the Company.

(b)           The Company is not party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes.  To the knowledge of the Company, no organizational effort has been made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of the Company.  To the knowledge of the Company there are no circumstances or facts which could individually or collectively give rise to a suit based on discrimination of any kind.

2.19    Employee Benefits.

(a)           For purposes of this Agreement, the following terms shall have the following meanings:

(i)           “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other material written or oral plan, agreement or arrangement involving direct or indirect compensation, including without limitation insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation.

(ii)          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(iii)         “ERISA Affiliate” means any entity which is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company.

(b)           Schedule 2.19(b) of the Disclosure Schedule contains a complete and accurate list of all Employee Benefit Plans maintained, or contributed to, by the Company or any ERISA Affiliate.  Complete and accurate copies of (i) all Employee Benefit Plans which have been reduced to writing, (ii) written summaries of all unwritten Employee Benefit Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, and (iv) all annual reports filed on IRS Form 5500, 5500C or 5500R and (for all funded plans) all plan financial statements for the last five plan years for each Employee Benefit Plan, if applicable, have been delivered or made available to the Parent.  Each Employee Benefit Plan has been administered in all material respects in accordance with its terms and each of the Company and the ERISA Affiliates has in all material respects met its obligations with respect to such Employee Benefit Plan and has made all required contributions thereto.  The Company, each ERISA Affiliate and each Employee Benefit Plan are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder (including without limitation Section 4980 B of the Code, Subtitle K, Chapter 100 of the Code and Sections 601 through 608 and Section 701 et seq. of ERISA).  All filings and reports as to each Employee Benefit Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been duly submitted.

(c)           To the knowledge of the Company, there are no Legal Proceedings (except claims for benefits payable in the normal operation of the Employee Benefit Plans and proceedings with respect to qualified domestic relations orders) against or involving any Employee Benefit Plan or asserting any rights or claims to benefits under any Employee Benefit Plan that could give rise to any material liability.

(d)           All the Employee Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Employee Benefit Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Employee Benefit Plan has been amended since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost.  Each Employee Benefit Plan which is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies the requirements of, Section 401(k)(3) and Section 401(m)(2) of the Code for each plan year ending prior to the Closing Date.

(e)           Neither the Company nor any ERISA Affiliate has ever maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

(f)           At no time has the Company or any ERISA Affiliate been obligated to contribute to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(g)           There are no unfunded obligations under any Employee Benefit Plan providing benefits after termination of employment to any employee of the Company (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code or other applicable law and insurance conversion privileges under state law.  The assets of each Employee Benefit Plan which is funded are reported at their fair market value on the books and records of such Employee Benefit Plan.

(h)           No act or omission has occurred and no condition exists with respect to any Employee Benefit Plan maintained by the Company or any ERISA Affiliate that would subject the Company or any ERISA Affiliate to (i) any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code or (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Employee Benefit Plan.

(i)           No Employee Benefit Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(j)           Except as set forth in Schedule 2.19(j), each Employee Benefit Plan is amendable and terminable unilaterally by the Company at any time without liability to the Company as a result thereof and no Employee Benefit Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such Employee Benefit Plan.

(k)           Schedule 2.19(k) of the Disclosure Schedule discloses each: (i) agreement with any stockholder, director, executive officer or other key employee of the Company (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from the Company that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person’s “parachute payment” under Section 280G of the Code; and (iii) agreement or plan binding the Company, including without limitation any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or Employee Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.  The accruals for vacation, sickness and disability expenses are accounted for on the Company Interim Balance Sheet and are adequate and materially reflect the expenses associated therewith in accordance with GAAP.

2.20    Environmental Matters.

(a)           The Company has complied with all applicable Environmental Laws (as defined below), except for violations of Environmental Laws that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.  There is no pending or, to the knowledge of the Company, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Company, except for litigation, notices of violations, formal administrative proceedings or investigations, inquiries or information requests that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.  For purposes of this Agreement, “Environmental Law” means any federal, state or local law, statute, rule or regulation or the common law relating to the environment, including without limitation any statute, regulation, administrative decision or order pertaining to (i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous materials or substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous materials or substances, or solid or hazardous waste, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wild life, marine life and wetlands, including without limitation all endangered and threatened species; (vi) storage tanks, vessels, containers, abandoned or discarded barrels, and other closed receptacles; (vii) health and safety of employees and other persons; and (viii) manufacturing, processing, using, distributing, treating, storing, disposing, transporting or handling of materials regulated under any law as pollutants, contaminants, toxic or hazardous materials or substances or oil or petroleum products or solid or hazardous waste.  As used above, the terms “release” and “environment” shall have the meaning set forth in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”).

(b)           Set forth in Schedule 2.20(b) of the Disclosure Schedule is a list of all documents (whether in hard copy or electronic form) that contain any environmental reports, investigations and audits relating to premises currently or previously owned or operated by the Company (whether conducted by or on behalf of the Company or a third party, and whether done at the initiative of the Company or directed by a Governmental Entity or other third party) which were issued or conducted during the past five years and which the Company has possession of or access to.  A complete and accurate copy of each such document has been provided to the Parent.

(c)           To the knowledge of the Company, there is no material environmental liability with respect to any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Company.

2.21    Legal Compliance.  The Company, and the conduct and operations of its business, is in compliance with each applicable law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

2.22    Customers.  Schedule 2.22 of the Disclosure Schedule sets forth a list of each customer that accounted for more than 5% of the consolidated revenues of the Company during the last full fiscal year and the amount of revenues accounted for by such customer during such period.  No such customer has notified the Company in writing within the past year that it will stop buying services from the Company.

2.23    Permits.  Schedule 2.23 of the Disclosure Schedule sets forth a list of all material permits, licenses, registrations, certificates, orders or approvals from any Governmental Entity (including without limitation those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property) (“Permits”) issued to or held by the Company.  Such listed Permits are the only material Permits that are required for the Company to conduct its business as presently conducted except for those the absence of which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.  Each such Permit is in full force and effect and, to the knowledge of the Company, no suspension or cancellation of such Permit is threatened and, to the knowledge of the Company, there is no reasonable basis for believing that such Permit will not be renewable upon expiration.  Each such Permit will continue in full force and effect immediately following the Closing.

2.24    Certain Business Relationships With Affiliates.  Except as listed in Schedule 2.24 of the Disclosure Schedule, no Affiliate of the Company (a) owns any material property or right, tangible or intangible, which is used in the business of the Company, (b) has any claim or cause of action against the Company except for salaries and other compensation not yet due and payable, or (c) owes any money to, or is owed any money by, the Company.  Schedule 2.24 of the Disclosure Schedule describes any transactions involving the receipt or payment in excess of $25,000 in any fiscal year between the Company and any Affiliate thereof which have occurred or existed in the Company’s last 2 fiscal years, other than employment agreements.

2.25    Brokers’ Fees.  The Company does not have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement, except as listed in Schedule 2.25 of the Disclosure Schedule.

2.26    Books and Records.  The minute books and other similar records of the Company contain complete and accurate records, in all material respects, of all actions taken at any meetings of the Company’s stockholders, board of directors or any committees thereof and of all written consents executed in lieu of the holding of any such meetings.

2.27    Intellectual Property.

(a)           The Company owns, is licensed or otherwise possesses legally enforceable rights to use, license and exploit all issued patents, copyrights, trademarks, service marks, trade names, trade secrets, and registered domain names and all applications for registration therefor (collectively, the "Intellectual Property Rights") and all computer programs and other computer software, databases, know-how, proprietary technology, formulae, and development tools, together with all goodwill related to any of the foregoing (collectively, the "Intellectual Property"), in each case as is necessary to conduct its business as presently conducted, the absence of which would be considered reasonably likely to result in a Company Material Adverse Effect.

(b)           Schedule 2.27(b) of the Disclosure Schedule sets forth, with respect to all issued patents and all registered copyrights, trademarks, service marks and domain names owned by the Company and registered with any Governmental Entity or for which an application for registration has been filed with any Governmental Entity, (i) the registration or application number, the date filed and the title, if applicable, of the registration or application and (ii) the names of the jurisdictions covered by the applicable registration or application.  Schedule 2.27(b) of the Disclosure Schedule identifies each agreement currently in effect containing any ongoing royalty or payment obligations of the Company in excess of $25,000 per annum with respect to Intellectual Property Rights and Intellectual Property that are licensed or otherwise made available to the Company.

(c)           Except as set forth on Schedule 2.27(c) of the Disclosure Schedule, all Intellectual Property Rights owned by the Company that have been registered with any Governmental Entity are valid and subsisting, except as would not reasonably be expected to have a Company Material Adverse Effect. As of the Effective Date, in connection with such registered Intellectual Property Rights, all necessary registration, maintenance and renewal fees will have been paid and all necessary documents and certificates will have been filed with the relevant Governmental Entities.

(d)           The Company is not nor will, as a result of the consummation of the Merger or other transactions contemplated by this Agreement be, in breach in any material respect of any license, sublicense or other agreement relating to the Intellectual Property Rights, or any licenses, sublicenses or other agreements as to which the Company is a party and pursuant to which the Company uses any patents, copyrights (including software), trademarks or other intellectual property rights of or owned by third parties (the "Third Party Intellectual Property Rights"), the breach of which would be reasonably likely to result in a Company Material Adverse Effect.

(e)           Except as set forth on Schedule 2.27(e) of the Disclosure Schedule, the Company has not been named as a defendant in any suit, action or proceeding which involves a claim of infringement or misappropriation of any Third Party Intellectual Property Right and the Company has not received any notice or other communication (in writing or otherwise) of any actual or alleged infringement, misappropriation or unlawful or unauthorized use of any Third Party Intellectual Property. With respect to its marketed products, the Company does not, to its knowledge, infringe any Third Party Intellectual Property Rights. With respect to its product candidates and products in research or development, after the same are marketed, the Company will not, to its knowledge, infringe any Third Party Intellectual Property Rights.

(f)           To the knowledge of the Company, except as set forth on Schedule 2.27(f) of the Disclosure Schedule, no other person is infringing, misappropriating or making any unlawful or unauthorized use of any Intellectual Property Rights in a manner that has a material impact on the business of the Company, except for such infringement, misappropriation or unlawful or unauthorized use as would not be reasonably expected to have a Company Material Adverse Effect.

2.28    Disclosure.  No representation or warranty by the Company contained in this Agreement, and no statement contained in the Disclosure Schedule or any other document, certificate or other instrument delivered or to be delivered by or on behalf of the Company pursuant to this Agreement, when construed collectively, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.  To its knowledge, the Company has disclosed to the Parent all material information relating to the business and financial condition of the Company and the transactions contemplated by this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE PARENT
AND THE ACQUISITION SUBSIDIARY

Each of the Parent and the Acquisition Subsidiary represents and warrants to the Company that the statements contained in this Article III are true and correct, except as set forth in the disclosure schedule provided by the Parent and the Acquisition Subsidiary to the Company on the date hereof and accepted in writing by the Company (the “Parent Disclosure Schedule”).  The Parent Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III and to the extent that it is clear from the context thereof that such disclosure also applies to any other numbered paragraph, the disclosures in any numbered paragraph of the Disclosure Schedule shall qualify the corresponding numbered paragraph in this Article III. For purposes of this Article III, the phrase “to the knowledge of the Parent” or any phrase of similar import shall be deemed to refer to the actual knowledge of any officer or director of the Parent as well as any other knowledge which such person would have possessed had such person made reasonable inquiry of appropriate officers, directors, key employees, accountants and attorneys of the Parent with respect to the matter in question.

3.1      Organization, Qualification and Corporate Power.  Parent is a “shell company” as defined under Section 12(b)(2) of the General Rules and Regulations under the Exchange Act. Each of the Parent and the Split-Off Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and the Acquisition Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Parent and the Parent Subsidiaries is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing would not have a Parent Material Adverse Effect (as defined below).  Each of the Parent and the Parent Subsidiaries has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.  The Parent has furnished or made available to the Company complete and accurate copies of its articles of incorporation and bylaws, and the organizational documents of the Parent Subsidiaries.  Neither the Parent nor any Parent Subsidiary is in default under or in violation of any provision of its articles of incorporation, as amended to date, or its bylaws, as amended to date.  For purposes of this Agreement, “Parent Material Adverse Effect” means a material adverse effect on the assets, business, condition (financial or otherwise), results of operations or future prospects of the Parent and its Subsidiaries, taken as a whole.

3.2      Capitalization.  The authorized capital stock of the Parent consists of (i) 300,000,000 shares of Parent Common Stock, of which 10,000,018 shares are issued and outstanding as of the date of this Agreement after taking into account the surrender of 75,000,000 shares of Common Stock by the Buyer and the cancellation thereof by the Parent (the “Share Contribution”) in connection with the Split-Off and (ii) 10,000,000 shares of preferred stock, $0.0001, of which no shares are issued and outstanding as of the date of this Agreement.  The Parent Common Stock is presently eligible for quotation and trading on the Over-the-Counter Bulletin Board (the “OTCBB”) and is not subject to any notice of suspension or delisting. All of the issued and outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. Except as may be granted under the Parent 2011 Equity Incentive Plan, there are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Parent is a party or which are binding upon the Parent providing for the issuance or redemption of any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Parent.  There are no agreements to which the Parent is a party or by which it is bound with respect to the voting (including without limitation voting trusts or proxies), registration under the Securities Act, or sale or transfer (including without limitation agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Parent.  There are no agreements among other parties, to which the Parent is not a party and by which it is not bound, with respect to the voting (including without limitation voting trusts or proxies) or sale or transfer (including without limitation agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Parent.  All of the issued and outstanding shares of Parent Common Stock were issued in compliance with applicable federal and state securities laws. The  60,000,000 Merger Shares to be issued at the Closing pursuant to Section 1.8 hereof, when issued and delivered in accordance with the terms hereof and of the Certificate of Merger, shall be duly and validly issued, fully paid and nonassessable and free of all preemptive rights and will be issued in compliance with applicable federal and state securities laws. Furthermore, the 30,000,000 shares of Parent Common Stock underlying the Parent Warrants have been duly and validly authorized and reserved for issuance, and when issued in accordance with the terms of the Parent Warrants shall be duly and validly issued, fully paid and nonassessable and free of all preemptive rights and will be issued in compliance with applicable federal and state securities laws.

3.3      Authorization of Transaction.  Each of the Parent and the Acquisition Subsidiary has all requisite power and authority to execute and deliver this Agreement and (in the case of the Parent) the Escrow Agreement and the Split-Off Agreement and to perform its obligations hereunder and thereunder. The Split-Off Subsidiary has all requisite power and authority to execute and deliver the Split-Off Agreement and to perform its obligations thereunder.  The execution and delivery by the Parent and the Acquisition Subsidiary of this Agreement and (in the case of the Parent) the Split-Off Agreement, and the agreements contemplated hereby and thereby (collectively, the “Transaction Documentation”), and the execution by the Split-Off Subsidiary of the Split-Off Agreement and the consummation by the Parent and the Acquisition Subsidiary of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Parent, the Acquisition Subsidiary and the Split-Off Subsidiary, respectively.  This Agreement has been duly and validly executed and delivered by the Parent and the Acquisition Subsidiary and constitutes a valid and binding obligation of the Parent and the Acquisition Subsidiary, enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity.

3.4      Noncontravention.  Subject to the filing of the Certificate of Merger as required by the DGCL, neither the execution and delivery by the Parent or the Acquisition Subsidiary of this Agreement or the Transaction Documentation, nor the consummation by the Parent or the Acquisition Subsidiary of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the articles/certificate of incorporation or bylaws of the Parent or the Acquisition Subsidiary, (b) require on the part of the Parent or the Acquisition Subsidiary any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any Party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Parent or the Acquisition Subsidiary is a party or by which either is bound or to which any of their assets are subject, except for (i) any conflict, breach, default, acceleration, termination, modification or cancellation which would not have a Parent Material Adverse Effect and would not adversely affect the consummation of the transactions contemplated hereby or (ii) any notice, consent or waiver the absence of which would not have a Parent Material Adverse Effect and would not adversely affect the consummation of the transactions contemplated hereby, (d) result in the imposition of any Security Interest upon any assets of the Parent or the Acquisition Subsidiary or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Parent or the Acquisition Subsidiary or any of their properties or assets.

3.5      Subsidiaries.

(a)           Parent has no Subsidiaries other than the Acquisition Subsidiary and, immediately prior to the closing of the Merger, the Split-Off Subsidiary. The Acquisition Subsidiary was formed solely to effectuate the Merger, the Split-Off Subsidiary was formed solely to effectuate the Split-Off, and neither of them has conducted any business operations since its organization. The Parent has delivered or made available to the Company complete and accurate copies of the charter, bylaws or other organizational documents of the Acquisition Subsidiary and the Split-Off Subsidiary. The Acquisition Subsidiary has no assets other than minimal paid-in capital, it has no liabilities or other obligations, and it is not in default under or in violation of any provision of its charter, bylaws or other organizational documents.  All of the issued and outstanding shares of capital stock of the Acquisition Subsidiary are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.  All shares of the Acquisition Subsidiary are owned by Parent free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), claims, Security Interests, options, warrants, rights, contracts, calls, commitments, equities and demands. Except as contemplated by this Agreement, there are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Parent or the Acquisition Subsidiary is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any of their capital stock.  There are no outstanding stock appreciation, phantom stock or similar rights with respect to the Acquisition Subsidiary.  There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of the Acquisition Subsidiary.

(b)           At all times from September 23, 2009, which was the date of incorporation of the Parent, through the date of this Agreement, the business and operations of the Parent have been conducted exclusively through the Parent.

(c)           The Parent does not control directly or indirectly or have any direct or indirect participation or similar interest in any corporation, partnership or limited liability company, joint venture, trust or business association which is not a Subsidiary.

3.6      Exchange Act Reports.  The Parent has furnished or made available to the Company complete and accurate copies, as amended or supplemented, of its reports filed by the Parent under the Exchange Act with the SEC since March 5, 2010, which was the effective date of the Parent’s Registration Statement on Form S-1 (such reports are collectively referred to herein as the “Parent Reports”). The Parent Reports constitute all of the documents required to be filed by the Parent under the Exchange Act from March 5, 2010 through the date of this Agreement.  The Parent Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder when filed.  As of their respective dates, the Parent Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.7      Compliance with Laws.  Except as otherwise descried in the Parent Reports, each of the Parent and Parent’s Subsidiaries:

(a)           and the conduct and operations of their respective businesses, are in compliance with each applicable law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect;

(b)           has complied with all federal and state securities laws and regulations, and is presently current in all of its reporting obligations under such federal and state securities laws and regulations;

(c)           has not, and the past and present officers, directors and Affiliates of the Parent have not, been the subject of, nor does any officer or director of the Parent have any reason to believe that Parent or any of its officers, directors or Affiliates will be the subject of, any civil or criminal proceeding or investigation by any federal or state agency alleging a violation of securities laws;

(d)           has not been the subject of any voluntary or involuntary bankruptcy proceeding, nor has it been a party to any material litigation;

(e)           has not, and the past and present officers, directors and Affiliates have not, been the subject of, nor does any officer or director of the Parent have any reason to believe that the Parent or any of its officers, directors or Affiliates will be the subject of, any civil, criminal or administrative investigation or proceeding brought by any federal or state agency having regulatory authority over such entity or person; and

(f)           does not and will not on the Closing, have any liabilities, contingent or otherwise, including but not limited to notes payable and accounts payable, and is not a party to any executory agreements.

3.8      Financial Statements.  The audited financial statements and unaudited interim financial statements of the Parent included in the Parent Reports (collectively, the “Parent Financial Statements”) (i) complied as to form in all material respects with applicable accounting requirements and, as appropriate, the published rules and regulations of the SEC with respect thereto when filed, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except in the case of unaudited interim financial statements as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), (iii) fairly present the consolidated financial condition, results of operations and cash flows of the Parent as of the respective dates thereof and for the periods referred to therein, and (iv) are consistent with the books and records of the Parent.

3.9      Absence of Certain Changes.  Since the date of the balance sheet contained in the most recent Parent Report, (a) there has occurred no event or development which, individually or in the aggregate, has had, or could reasonably be expected to have in the future, a Parent Material Adverse Effect and (b) neither the Parent nor the Acquisition Subsidiary has taken any or the actions set forth in paragraphs (a) through (m) of Section 4.6.

3.10    Litigation.  Except as disclosed in the Parent Reports, as of the date of this Agreement, there is no Legal Proceeding which is pending or, to the Parent’s knowledge, threatened against the Parent or any Subsidiary of the Parent which, if determined adversely to the Parent or such Subsidiary, could have, individually or in the aggregate, a Parent Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.  For purposes of this Section 3.10, any such pending or threatened Legal Proceedings where the amount at issue exceeds or could reasonably be expected to exceed the lesser of $10,000 per Legal Proceeding or $25,000 in the aggregate shall be considered to possibly result in a Parent Material Adverse Effect hereunder.

3.11    Undisclosed Liabilities.  Immediately prior to the Effective Time and after giving effect to the Split-Off, neither the Parent nor Acquisition Subsidiary will have any liabilities (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due).

3.12    Tax Matters.

(a)           Except as set forth in Schedule 3.12(a), each of the Parent and the Parent Subsidiaries has filed on a timely basis all Tax Returns that it was required to file, and all such Tax Returns were complete and accurate in all material respects.  Neither the Parent nor any Subsidiary is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which only the Parent and the Parent Subsidiaries are or were members.  Each of the Parent and the Parent Subsidiaries has paid on a timely basis all Taxes that were due and payable.  The unpaid Taxes of the Parent and the Parent Subsidiaries for tax periods through the date of the balance sheet contained in the most recent Parent Report do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on such balance sheet.  Neither the Parent nor any Parent Subsidiary has any actual or potential liability for any Tax obligation of any taxpayer (including without limitation any affiliated group of corporations or other entities that included the Parent or any Parent Subsidiary during a prior period) other than the Parent and the Parent Subsidiaries.  All Taxes that the Parent or any Parent Subsidiary is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity.

(b)           The Parent has delivered or made available to the Company complete and accurate copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Parent or any Parent Subsidiary since September 23, 2009. No examination or audit of any Tax Return of the Parent or any Parent Subsidiary by any Governmental Entity is currently in progress or, to the knowledge of the Parent, threatened or contemplated.  Neither the Parent nor any Parent Subsidiary has been informed by any jurisdiction that the jurisdiction believes that the Parent or such Subsidiary was required to file any Tax Return that was not filed.  Neither the Parent nor any Parent Subsidiary has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

(c)           Neither the Parent nor any Parent Subsidiary: (i) is a “consenting corporation” within the meaning of Section 341(f) of the Code, and none of the assets of the Parent or the Parent Subsidiaries are subject to an election under Section 341(f) of the Code; (ii) has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code; (iii) has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that may be treated as an “excess parachute payment” under Section 280G of the Code; (iv) has any actual or potential liability for any Taxes of any person (other than the Parent and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local, or foreign law), or as a transferee or successor, by contract, or otherwise; or (v) is or has been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b).

(d)           None of the assets of the Parent or any Subsidiary: (i) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Code; (ii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code; or (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

(e)           Neither the Parent nor any Subsidiary has undergone a change in its method of accounting resulting in an adjustment to its taxable income pursuant to Section 481 of the Code.

3.13    Assets.  The Parent and each Parent Subsidiary owns or leases all tangible assets necessary for the conduct of its businesses as presently conducted and as presently proposed to be conducted.  Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.  No asset of the Parent or any Parent Subsidiary (tangible or intangible) is subject to any Security Interest.

3.14    Owned Real Property.  Neither the Parent nor any Parent Subsidiary owns any real property.

3.15    Real Property Leases.  Schedule 3.15 of the Parent Disclosure Schedule lists all real property leased or subleased to or by the Parent or any Parent Subsidiary and lists the term of such lease, any extension and expansion options, and the rent payable thereunder.  The Parent has delivered or made available to the Company complete and accurate copies of the leases and subleases listed in Schedule 3.15 of the Parent Disclosure Schedule.  With respect to each lease and sublease listed in Schedule 3.15 of the Parent Disclosure Schedule:

(a)           the lease or sublease is legal, valid, binding, enforceable and in full force and effect and all rent due and payable thereunder has been paid;

(b)           the lease or sublease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing;

(c)           neither the Parent nor any Parent Subsidiary nor, to the knowledge of the Parent, any other party, is in breach or violation of, or default under, any such lease or sublease, and no event has occurred, is pending or, to the knowledge of the Parent, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Parent or any Parent Subsidiary or, to the knowledge of the Parent, any other party under such lease or sublease;

(d)           neither the Parent nor any Parent Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold; and

(e)           the Parent is not aware of any Security Interest, easement, covenant or other restriction applicable to the real property subject to such lease, except for recorded easements, covenants and other restrictions which do not materially impair the current uses or the occupancy by the Parent or a Parent Subsidiary of the property subject thereto.

3.16    Contracts.

(a)           Schedule 3.16 of the Parent Disclosure Schedule lists the following agreements (written or oral) to which the Parent or any Parent Subsidiary is a party as of the date of this Agreement:

(i)           any agreement (or group of related agreements) for the lease of personal property from or to third parties;

(ii)          any agreement (or group of related agreements) for the purchase or sale of products or for the furnishing or receipt of services;

(iii)         any agreement establishing a partnership or joint venture;

(iv)         any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) involving more than $5,000 or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

(v)          any agreement concerning confidentiality or noncompetition;

(vi)         any employment or consulting agreement;

(vii)        any agreement involving any current or former officer, director or stockholder of the Parent or any Affiliate thereof;

(viii)       any agreement under which the consequences of a default or termination would reasonably be expected to have a Parent Material Adverse Effect;

(ix)          any agreement which contains any provisions requiring the Parent or any Parent Subsidiary to indemnify any other party thereto;

(x)           any other agreement (or group of related agreements) either involving more than $5,000 or not entered into in the Ordinary Course of Business; and

(xi)          any agreement, other than as contemplated by the Private Placement Offering, this Agreement and the Split-Off, relating to the sales of securities of Parent or any Parent Subsidiary to which the Parent or such Parent Subsidiary is a party.

(b)           The Parent has delivered or made available to the Company a complete and accurate copy of each agreement listed in Schedule 3.16 of the Parent Disclosure Schedule.  With respect to each agreement so listed:  (i) the agreement is legal, valid, binding and enforceable and in full force and effect; (ii) the agreement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; and (iii) neither the Parent nor any Parent Subsidiary nor, to the knowledge of the Parent, any other party, is in breach or violation of, or default under, any such agreement, and no event has occurred, is pending or, to the knowledge of the Parent, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Parent or any Parent Subsidiary or, to the knowledge of the Parent, any other party under such contract.

3.17    Accounts Receivable.  At the Effective Time, the Parent will have no accounts receivable.

3.18    Powers of Attorney.  There are no outstanding powers of attorney executed on behalf of the Parent or any Parent Subsidiary.

3.19    Insurance.  Schedule 3.19 of the Parent Disclosure Schedule lists each insurance policy (including fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Parent or any Parent Subsidiary is a party. Such insurance policies are of the type and in amounts customarily carried by organizations conducting businesses or owning assets similar to those of the Parent and the Parent Subsidiaries. There is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid, neither the Parent nor any Parent Subsidiary may be liable for retroactive premiums or similar payments, and the Parent and the Parent Subsidiaries are otherwise in compliance in all material respects with the terms of such policies. The Parent has no knowledge of any threatened termination of, or material premium increase with respect to, any such policy. Each such policy will continue to be enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing.

3.20    Warranties.  No product or service sold or delivered by the Parent or any Parent Subsidiary is subject to any guaranty, warranty, right of credit or other indemnity.

3.21    Employees.

(a)           The Parent’s sole employee is its executive officer, Kenneth Spiegeland. The Parent Reports contain all material information concerning the employees of Parent.

(b)           Neither the Parent nor any Parent Subsidiary is a party to or bound by any collective bargaining agreement, nor have any of them experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes.  The Parent has no knowledge of any organizational effort made or threatened, either currently or since the date of organization of the Parent, by or on behalf of any labor union with respect to employees of the Parent or any Parent Subsidiary.

3.22    Employee Benefits.

(a)           Schedule 3.22(a) of the Parent Disclosure Schedule contains a complete and accurate list of all Employee Benefit Plans maintained, or contributed to, by the Parent, any Parent Subsidiary or any ERISA Affiliate.  Complete and accurate copies of (i) all Employee Benefit Plans which have been reduced to writing, (ii) written summaries of all unwritten Employee Benefit Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, and (iv) all annual reports filed on IRS Form 5500, 5500C or 5500R and (for all funded plans) all plan financial statements for the last five plan years for each Employee Benefit Plan, have been delivered or made available to the Parent.  Each Employee Benefit Plan has been administered in all material respects in accordance with its terms and each of the Parent, the Parent Subsidiaries and the ERISA Affiliates has in all material respects met its obligations with respect to such Employee Benefit Plan and has made all required contributions thereto.  The Parent, each Subsidiary of the Parent, each ERISA Affiliate and each Employee Benefit Plan are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder (including without limitation Section 4980 B of the Code, Subtitle K, Chapter 100 of the Code and Sections 601 through 608 and Section 701 et seq. of ERISA).  All filings and reports as to each Employee Benefit Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been duly submitted.

(b)           To the knowledge of the Parent, there are no Legal Proceedings (except claims for benefits payable in the normal operation of the Employee Benefit Plans and proceedings with respect to qualified domestic relations orders) against or involving any Employee Benefit Plan or asserting any rights or claims to benefits under any Employee Benefit Plan that could give rise to any material liability.

(c)           All the Employee Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Employee Benefit Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Employee Benefit Plan has been amended since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost.  Each Employee Benefit Plan which is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies the requirements of, Section 401(k)(3) and Section 401(m)(2) of the Code for each plan year ending prior to the Closing Date.

(d)           Neither the Parent, any Parent Subsidiary, nor any ERISA Affiliate has ever maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

(e)           At no time has the Parent, any Parent Subsidiary or any ERISA Affiliate been obligated to contribute to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(f)           There are no unfunded obligations under any Employee Benefit Plan providing benefits after termination of employment to any employee of the Parent or any Parent Subsidiary (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code or other applicable law and insurance conversion privileges under state law.  The assets of each Employee Benefit Plan which is funded are reported at their fair market value on the books and records of such Employee Benefit Plan.

(g)           No act or omission has occurred and no condition exists with respect to any Employee Benefit Plan maintained by the Parent, any Parent Subsidiary or any ERISA Affiliate that would subject the Parent, any Parent Subsidiary or any ERISA Affiliate to (i) any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code or (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Employee Benefit Plan.

(h)           No Employee Benefit Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(i)            Each Employee Benefit Plan is amendable and terminable unilaterally by the Parent at any time without liability to the Parent as a result thereof and no Employee Benefit Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Parent from amending or terminating any such Employee Benefit Plan.

(j)            Schedule 3.22(j) of the Parent Disclosure Schedule discloses each:  (i) agreement with any stockholder, director, executive officer or other key employee of the Parent or any Parent Subsidiary (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Parent or any Parent Subsidiary of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from the Parent or any Parent Subsidiary that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person’s “parachute payment” under Section 280G of the Code; and (iii) agreement or plan binding the Parent or any Parent Subsidiary, including without limitation any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or Employee Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.  The accruals for vacation, sickness and disability expenses are accounted for on the Most Recent Balance Sheet and are adequate and materially reflect the expenses associated therewith in accordance with GAAP.

3.23    Environmental Matters.

(a)           Each of the Parent and the Parent Subsidiaries has complied with all applicable Environmental Laws, except for violations of Environmental Laws that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.  There is no pending or, to the knowledge of the Parent, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Parent or any Parent Subsidiary, except for litigation, notices of violations, formal administrative proceedings or investigations, inquiries or information requests that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b)           Set forth in Schedule 3.23(b) of the Parent Disclosure Schedule is a list of all documents (whether in hard copy or electronic form) that contain any environmental reports, investigations and audits relating to premises currently or previously owned or operated by the Parent or a Parent Subsidiary (whether conducted by or on behalf of the Parent or a  Parent Subsidiary or a third party, and whether done at the initiative of the Parent or a Parent Subsidiary or directed by a Governmental Entity or other third party) which were issued or conducted during the past five years and which the Parent has possession of or access to.  A complete and accurate copy of each such document has been provided to the Parent.

(c)           The Parent is not aware of any material environmental liability of any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Parent or any Parent Subsidiary.

3.24    Permits.  Schedule 3.24 of the Parent Disclosure Schedule sets forth a list of all permits, licenses, registrations, certificates, orders or approvals from any Governmental Entity (including without limitation those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property) (“Parent Permits”) issued to or held by the Parent or any Parent Subsidiary.  Such listed Permits are the only Parent Permits that are required for the Parent and the Parent Subsidiaries to conduct their respective businesses as presently conducted except for those the absence of which, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.  Each such Parent Permit is in full force and effect and, to the knowledge of the Parent, no suspension or cancellation of such Parent Permit is threatened and there is no basis for believing that such Parent Permit will not be renewable upon expiration.  Each such Parent Permit will continue in full force and effect immediately following the Closing.

3.25    Certain Business Relationships With Affiliates.  No Affiliate of the Parent or of any Parent Subsidiary (a) owns any property or right, tangible or intangible, which is used in the business of the Parent or any Parent Subsidiary, (b) has any claim or cause of action against the Parent or any Parent Subsidiary, or (c) owes any money to, or is owed any money by, the Parent or any Parent Subsidiary.  Schedule 3.25 of the Parent Disclosure Schedule describes any transactions involving the receipt or payment in excess of $1,000 in any fiscal year between the Parent or a Parent Subsidiary and any Affiliate thereof which have occurred or existed since the beginning of the time period covered by the Parent Financial Statements.

3.26    Tax-Free Reorganization.

(a)           The Parent (i) is not an “investment company” as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code; (ii) has no present plan or intention to liquidate the Surviving Corporation or to merge the Surviving Corporation with or into any other corporation or entity, or to sell or otherwise dispose of the stock of the Surviving Corporation which Parent will acquire in the Merger, or to cause the Surviving Corporation to sell or otherwise dispose of its assets, all except in the ordinary course of business or if such liquidation, merger, disposition is described in Section 368(a)(2)(C) or Treasury Regulation Section 1.368-2(d)(4) or Section 1368-2(k); and (iii) has no present plan or intention, following the Merger, to issue any additional shares of stock of the Surviving Corporation or to create any new class of stock of the Surviving Corporation.

(b)           The Acquisition Subsidiary is a wholly-owned subsidiary of the Parent, formed solely for the purpose of engaging in the Merger, and will carry on no business prior to the Merger.

(c)           Immediately prior to the Merger, the Parent will be in control of Acquisition Subsidiary within the meaning of Section 368(c) of the Code.

(d)           Immediately following the Merger, the Surviving Corporation will hold at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by the Company immediately prior to the Merger (for purposes of this representation, amounts used by the Company to pay reorganization expenses, if any, will be included as assets of the Company held immediately prior to the Merger).

(e)           Except as otherwise provided in this Agreement, the Parent has no present plan or intention to reacquire any of the Merger Shares.

(f)           The Acquisition Subsidiary will have no liabilities assumed by the Surviving Corporation and will not transfer to the Surviving Corporation any assets subject to liabilities in the Merger.

(g)           Following the Merger, the Surviving Corporation will continue the Company’s historic business or use a significant portion of the Company’s historic business assets in a business as required by Section 368 of the Code and the Treasury Regulations promulgated thereunder.

(h)           The Split-Off Agreement will constitute a legally binding obligation among the Parent, the Split-Off Subsidiary and Buyer prior to the Effective Time; immediately prior to the consummation of the Merger, Parent will distribute the stock of the Split-Off Subsidiary to Buyer in cancellation of the Purchase Price Shares (as such term is defined in the Split-Off Agreement); no property other than the capital stock of the Split-Off Subsidiary will be distributed by Parent to Buyer in connection with or following the Merger; upon execution of the Split-Off Agreement, Buyer will have no right to sell or transfer the Purchased Price Shares to any person without Parent's prior written consent, and Parent will not consent (nor will it permit others to consent) to any such sale or transfer; upon execution of the Split-Off Agreement, there will be no other plan, arrangement, agreement, contract, intention, or understanding, whether written or verbal and whether or not enforceable in law or equity, that would permit Buyer to vote the Purchase Price Shares or receive any property or other distributions from Parent with respect to the Purchase Price Shares other than the capital stock of the Split-Off Subsidiary.

3.27    Split-Off.  As of the Effective Time, the Parent will have discontinued all of its business operations which it conducted prior to the Effective Time by closing the transactions contemplated by the Split-Off Agreement.  Upon the closing of the transactions contemplated by the Split-Off Agreement, the Parent will have no liabilities other than nominal liabilities, contingent or otherwise, in any way related to its pre-Effective Time business operations. The Split-Off will be a tax-free transaction to the Parent and the Split-Off Subsidiary.

3.28    Brokers’ Fees.  Except as set forth on Schedule 3.28 of the Parent Disclosure Schedule, neither the Parent nor any Parent Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

3.29    Disclosure.  No representation or warranty by the Parent contained in this Agreement or in any of the Transaction Documentation, and no statement contained in any document, certificate or other instrument delivered or to be delivered by or on behalf of the Parent pursuant to this Agreement or therein, when construed collectively, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.  To its knowledge, the Parent has disclosed to the Company all material information relating to the business and financial position of the Parent and any Parent Subsidiary and the transactions contemplated by this Agreement.

3.30    Interested Party Transactions.  Except for the Split-Off Agreement, to the knowledge of the Parent, no officer, director or stockholder of Parent or any “affiliate” (as such term is defined in Rule 12b-2 under the Exchange Act) or “associate” (as such term is defined in Rule 405 under the Securities Act) of any such person currently has or has had, either directly or indirectly, (a) an interest in any person that (i) furnishes or sells services or products that are furnished or sold or are proposed to be furnished or sold by Parent or any Parent Subsidiary or (ii) purchases from or sells or furnishes to Parent or any Parent Subsidiary any goods or services, or (b) a beneficial interest in any contract or agreement to which Parent or any Parent Subsidiary is a party or by which it may be bound or affected.  Neither Parent nor any Parent Subsidiary has extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Parent or any Parent Subsidiary.

3.31    Accountants.  Lake & Associates CPA’s LLC (“Lake”) has been the Parent’s registered public accounting firm from March 9, 2010 through the Closing Date. Throughout its engagement by Parent, Lake has been (a) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002), (b) “independent” with respect to Parent within the meaning of Regulation S-X and (c) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the related rules of the Commission and the Public Company Accounting Oversight Board. The report of Lake & Associates CPA’s LLC on the financial statements of Parent for the past fiscal year did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified as to audit scope, or accounting principles, although it did express uncertainty as to Parent’s ability to continue as a going concern. During Parent’s most recent fiscal year and the subsequent interim periods, there were no disagreements with Lake & Associates CPA’s LLC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures.  None of the reportable events listed in Item 304(a)(1)(iv) of Regulation S-K occurred with respect to Lake & Associates CPA’s LLC.

3.32    Minute Books.  The minute books and other similar records of the Parent and each Parent Subsidiary contain, in all material respects, complete and accurate records of all actions taken at any meetings of directors and stockholders or actions by written consent in lieu of the holding of any such meetings since the time of organization of each such corporation through the date of this Agreement.  The Parent has provided true and complete copies of all such minute books, and other similar records to the Company’s representatives.

3.33    Board Action.  The Parent’s Board of Directors (a) has unanimously determined that the Merger is advisable and in the best interests of the Parent’s stockholders and is on terms that are fair to such Parent stockholders and (b) has caused the Parent, in its capacity as the sole stockholder of the Acquisition Subsidiary, and the Board of Directors of the Acquisition Subsidiary, to approve the Merger and this Agreement by unanimous written consent.

ARTICLE IV
COVENANTS

4.1      Closing Efforts.  Each of the Parties shall use its best efforts, to the extent commercially reasonable (“Reasonable Best Efforts”), to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including without limitation using its Reasonable Best Efforts to ensure that (i) its representations and warranties remain true and correct in all material respects through the Closing Date and (ii) the conditions to the obligations of the other Parties to consummate the Merger are satisfied.

4.2      Governmental and Third-Party Notices and Consents.

(a)           Each Party shall use its Reasonable Best Efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from Governmental Entities, and to effect all registrations, filings and notices with or to Governmental Entities, as may be required for such Party to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement.

(b)           The Company shall use its Reasonable Best Efforts to obtain, at its expense, all such waivers, consents or approvals from third parties, and to give all such notices to third parties, as are required to be listed in Schedule 2.4 of the Disclosure Schedule.

4.3      Current Report.  As soon as reasonably practicable after the execution of this Agreement, the Parties shall prepare a current report on Form 8-K relating to this Agreement and the transactions contemplated hereby (the “Current Report”).  Each of the Company and Parent shall use its Reasonable Best Efforts to cause the Current Report to be filed with the SEC within four business days of the execution of this Agreement and to otherwise comply with all requirements of applicable federal and state securities laws.

4.4      Operation of Business.  Except as contemplated by this Agreement or as set forth in Schedule 4.4, during the period from the date of this Agreement to the Effective Time, the Company shall conduct its operations in the Ordinary Course of Business and in material compliance with all applicable laws and regulations and, to the extent consistent therewith, use its Reasonable Best Efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect.  Without limiting the generality of the foregoing, prior to the Effective Time, the Company shall not, without the written consent of the Parent (which shall not be unreasonably withheld or delayed):

(a)           issue or sell, or redeem or repurchase, any stock or other securities of the Company or any warrants, options or other rights to acquire any such stock or other securities;

(b)           split, combine or reclassify any shares of its capital stock; declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

(c)           create, incur or assume any indebtedness (including obligations in respect of capital leases) except in the Ordinary Course of Business or in connection with the transactions contemplated by this Agreement; assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or make any loans, advances or capital contributions to, or investments in, any other person or entity;

(d)           enter into, adopt or amend any Employee Benefit Plan or any employment or severance agreement or arrangement or (except for normal increases in the Ordinary Course of Business for employees who are not Affiliates) increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, its directors, officers or employees, generally or individually, or pay any bonus or other benefit to its directors, officers or employees;

(e)           acquire, sell, lease, license or dispose of any assets or property (including without limitation any shares or other equity interests in or securities of any corporation, partnership, association or other business organization or division thereof), other than purchases and sales of assets in the Ordinary Course of Business;

(f)            mortgage or pledge any of its property or assets or subject any such property or assets to any Security Interest;

(g)           discharge or satisfy any Security Interest or pay any obligation or liability other than in the Ordinary Course of Business;

(h)           amend its charter, by-laws or other organizational documents;

(i)            change in any material respect its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP;

(j)            enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any material contract or agreement;

(k)           institute or settle any Legal Proceeding;

(l)            take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of the Company set forth in this Agreement, when construed collectively, becoming untrue or (ii) any of the conditions to the Merger set forth in Article V not being satisfied; or

(m)          agree in writing or otherwise to take any of the foregoing actions.

4.5      Access to Information.

(a)           The Company shall permit representatives of the Parent to have full access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company) to all premises, properties, financial and accounting records, contracts, other records and documents, and personnel, of or pertaining to the Company.

(b)           Each of the Parent and the Acquisition Subsidiary (i) shall treat and hold as confidential any Company Confidential Information (as defined below), (ii) shall not use any of the Company Confidential Information except in connection with this Agreement, and (iii) if this Agreement is terminated for any reason whatsoever, shall return to the Company all tangible embodiments (and all copies) thereof which are in its possession.  For purposes of this Agreement, “Company Confidential Information” means any information of the Company that is furnished to the Parent or the Acquisition Subsidiary by the Company in connection with this Agreement; provided, however, that it shall not include any information (A) which, at the time of disclosure, is available publicly other than as a result of disclosure by the Parent, the Acquisition Subsidiary or their respective directors, officers, employees, agents or advisors, (B) which, after disclosure, becomes available publicly through no fault of the Parent or the Acquisition Subsidiary or their respective directors, officers, employees, agents or advisors, (C) which the Parent or the Acquisition Subsidiary knew or to which the Parent or the Acquisition Subsidiary had access prior to disclosure, provided that the source of such information is not known by the Parent or the Acquisition Subsidiary to be bound by a confidentiality obligation to the Company, or (D) which the Parent or the Acquisition Subsidiary rightfully obtains from a source other than the Company provided that the source of such information is not known by the Parent or the Acquisition Subsidiary to be bound by a confidentiality obligation to the Company.

4.6      Operation of Business.  Except as contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, the Parent shall (and shall cause each Parent Subsidiary to) conduct its operations in the Ordinary Course of Business and in material compliance with all applicable laws and regulations and, to the extent consistent therewith, use its Reasonable Best Efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect.  Without limiting the generality of the foregoing, prior to the Effective Time, the Parent shall not (and shall cause each Parent Subsidiary not to), without the written consent of the Company:

(a)           issue or sell, or redeem or repurchase, any stock or other securities of the Parent or any rights, warrants or options to acquire any such stock or other securities, except as contemplated by, and in connection with, the Private Placement Offering, the Split-Off and the Merger;

(b)           split, combine or reclassify any shares of its capital stock; declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

(c)           create, incur or assume any indebtedness (including obligations in respect of capital leases); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or make any loans, advances or capital contributions to, or investments in, any other person or entity;

(d)           enter into, adopt or amend any Employee Benefit Plan or any employment or severance agreement or arrangement or increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, its directors, officers or employees, generally or individually, or pay any bonus or other benefit to its directors, officers or employees, except for the adoption of Parent’s 2011 Equity Incentive Plan (the “Parent 2011 Equity Incentive Plan”) covering up to 13,500,000 shares of Parent Common Stock;

(e)           acquire, sell, lease, license or dispose of any assets or property (including without limitation any shares or other equity interests in or securities of any Parent Subsidiary or any corporation, partnership, association or other business organization or division thereof), except as contemplated by, and in connection with, the Split-Off;

(f)            mortgage or pledge any of its property or assets or subject any such property or assets to any Security Interest;

(g)           discharge or satisfy any Security Interest or pay any obligation or liability other than in the Ordinary Course of Business;

(h)           amend its charter, by-laws or other organizational documents;

(i)            change in any material respect its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP;

(j)            enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any material contract or agreement;

(k)           institute or settle any Legal Proceeding;

(l)            take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of the Parent and/or the Acquisition Subsidiary set forth in this Agreement, when construed collectively, becoming untrue in any material respect or (ii) any of the conditions to the Merger set forth in Article V not being satisfied; or

(m)          agree in writing or otherwise to take any of the foregoing actions.

4.7      Access to Information.

(a)           The Parent shall (and shall cause the Acquisition Subsidiary to) permit representatives of the Company to have full access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Parent and the Acquisition Subsidiary) to all premises, properties, financial and accounting records, contracts, other records and documents, and personnel, of or pertaining to the Parent and the Acquisition Subsidiary.

(b)           The Company (i) shall treat and hold as confidential any Parent Confidential Information (as defined below), (ii) shall not use any of the Parent Confidential Information except in connection with this Agreement, and (iii) if this Agreement is terminated for any reason whatsoever, shall return to the Parent all tangible embodiments (and all copies) thereof which are in its possession.  For purposes of this Agreement, “Parent Confidential Information” means any information of the Parent or any Parent Subsidiary that is furnished to the Company by the Parent or the Acquisition Subsidiary in connection with this Agreement; provided, however, that it shall not include any information (A) which, at the time of disclosure, is available publicly other than as a result of disclosure by the Company or its directors, officers, employees, agents or advisors, (B) which, after disclosure, becomes available publicly through no fault of the Company or its directors, officers, employees, agents or advisors, (C) which the Company knew or to which the Company had access prior to disclosure, provided that the sources of such information is not known by the Company to be bound by a confidentiality obligation to Parent or any Parent Subsidiary or (D) which the Company rightfully obtains from a source other than the Parent or an Parent Subsidiary, provided that the source of such information is not known by the Company to be bound by a confidentiality obligation to Parent or any Parent Subsidiary.

4.8      Expenses.  The costs and expenses of the Parent and the Company (including legal fees and expenses of Parent and the Company) incurred in connection with this Agreement and the transactions contemplated hereby shall be payable at Closing from the proceeds of the Private Placement Offering; provided, the Company shall receive a credit for all fees and expenses paid through the date of the Closing from the proceeds of the Bridge Note offering.

4.9      Indemnification.

(a)           The Parent shall not, for a period of three years after the Effective Time, take any action to alter or impair any exculpatory or indemnification provisions now existing in the certificate of incorporation or bylaws of the Company for the benefit of any individual who served as a director or officer of the Company at any time prior to the Effective Time, except for any changes which may be required to conform with changes in applicable law and any changes which do not affect the application of such provisions to acts or omissions of such individuals prior to the Effective Time.

(b)           From and after the Effective Time, the Parent agrees that it will, and will cause the Surviving Corporation to, indemnify and hold harmless each present and former director and officer of the Company (the “Indemnified Executives”) against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under Delaware or Nevada law, as applicable (and the Parent and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under Delaware or Nevada law, as applicable, provided the Indemnified Executive to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Executive is not entitled to indemnification).

4.10    Quotation of Merger Shares.  The Parent shall take whatever steps are necessary to cause the Merger Shares (and any shares of Parent Common Stock that may be issued pursuant to Section 1.15) to be eligible for quotation on the OTCBB.

4.11    Split-Off.  The Parent shall take whatever steps are necessary to enable it to effect the Split-Off as of the Effective Time.

4.12    Parent EIP.  The Board of Directors and shareholders of Parent shall adopt the Parent Equity Incentive Plan reserving for issuance up to 13,500,000 shares of Parent Common Stock prior to or as of the Effective Time.  In addition, effective as of the Effective Time, the Board of Directors of the Parent shall grant options under the Parent Equity Incentive Plan to the persons identified in Schedule 4.12 attached hereto, which options will have an exercise price of $0.25 per share and will be subject to such other provisions and terms consistent with the Parent Equity Incentive Plan as are set forth in the respective option agreement.

4.13    Information Provided to Company Stockholders.  The Company shall prepare, with the cooperation of the Parent, information to be sent to the holders of Company Shares in connection with receiving their approval of the Merger, this Agreement and related transactions. Such information shall constitute a disclosure of the offer and issuance of the shares of Parent Common Stock to be received by the Company Stockholders in the Merger. The Parent and the Company shall each use Reasonable Best Efforts to cause information provided to such holders to comply with applicable federal and state securities laws requirements. Each of the Parent and the Company agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the information sent, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the information to be sent to the holders of Company Shares. The Company will promptly advise the Parent, and the Parent will promptly advise the Company, in writing if at any time prior to the Effective Time either the Company or the Parent shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the information sent in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law. The information sent shall contain the recommendation of the Board of Directors of the Company that the holders of Company Shares approve the Merger and this Agreement and the conclusion of the Board of Directors of the Company that the terms and conditions of the Merger are advisable and fair and reasonable to the such holders. Anything to the contrary contained herein notwithstanding, the Company shall not include in the information sent to such holders any information with respect to the Parent or its affiliates or associates, the form and content of which information shall not have been approved by the Parent prior to such inclusion.

4.14    No Registration. For a period of two years following the Effective Time, the Parent shall not register under the Securities Act any Merger Shares issued to persons serving as officers, directors, or key employees of Parent or persons holding ten percent or more of the Parent Common Stock after giving effect to the Merger and related transactions. Such post-Merger officers, directors, key employees and 10% holders are hereinafter referred to singly and collectively as “Restricted Holders”.  Notwithstanding the foregoing, the Parent may file a registration statement with the SEC not more than 90 days prior to the two year anniversary of the Effective Time with respect to the registration of the sale of Merger Shares as long as such registration statement is not declared effective by the SEC within two years following the Effective Time.

4.15    No Shorting.  The Company shall use its Reasonable Best Efforts to ensure that each Restricted Holder agrees that it will not, for a period commencing on the date hereof and terminating two years after the Effective Time, directly or indirectly, effect or agree to effect any short sale (as defined in Rule 200 under Regulation SHO of the Exchange Act), whether or not against the box, establish any “put equivalent position” (as defined in Rule 16a-1(h) under the Exchange Act) with respect to the Parent Common Stock, borrow or pre-borrow any shares of Parent Common Stock, or grant any other right (including, without limitation, any put or call option) with respect to the Parent Common Stock or with respect to any security that includes, relates to or derives any significant part of its value from the Parent Common Stock or otherwise seeks to hedge its position in the Parent Common Stock (each, a “Prohibited Transaction”).

4.16    Lock-Up Agreements.  Each Restricted Holder shall enter into a Lock-Up Agreement in the form attached hereto as Exhibit E (the “Lock-Up Agreement”) with Parent, effective as of the Closing Date, for a term of eighteen months, whereby they will agree to certain restrictions on the sale or disposition of all of the shares of Parent Common Stock received by them in connection with the Merger.

ARTICLE V
CONDITIONS TO CONSUMMATION OF MERGER

5.1      Conditions to Each Party’s Obligations.  The respective obligations of each Party to consummate the Merger are subject to the satisfaction of the following conditions:

(a)           this Agreement and the Merger shall have received the approval of at least 90% of the votes represented by the outstanding Company Shares entitled to vote on this Agreement and the Merger;

(b)           the completion of the offer and sale of the Minimum Offering Amount under the Private Placement Offering;

(c)           satisfactory completion by Parent and Company of all necessary legal due diligence;

(d)           execution of the Split-Off Agreement (and related General Release Agreement), Lock-Up Agreements, the Escrow Agreement and the Exchange Agreement, in forms acceptable to the Company and Parent;

(e)           the Company and Parent obtaining all necessary board, shareholder, and third party consents; and

(f)           that there be no injunction or order in effect by any governmental authority prohibiting the Merger.

5.2      Conditions to Obligations of the Parent and the Acquisition Subsidiary.  The obligation of each of the Parent and the Acquisition Subsidiary to consummate the Merger is subject to the satisfaction (or waiver by the Parent) of the following additional conditions:

(a)           the number of Dissenting Shares shall not exceed 10% of the number of outstanding Company Shares as of the Effective Time;

(b)           the Company shall have obtained (and shall have provided copies thereof to the Parent) all waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 4.2 which are required on the part of the Company, except for any the failure of which to obtain or effect does not, individually or in the aggregate, have a Company Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(c)           the representations and warranties of the Company set forth in this Agreement (when read without regard to any qualification as to materiality or Material Adverse Effect contained therein) shall be true and correct as of the date of this Agreement and shall be true and correct as of the Effective Time as though made as of the Effective Time (provided, however, that to the extent such representation and warranty expressly relates to an earlier date, such representation and warranty shall be true and correct as of such earlier date), except for any untrue or incorrect representation and warranty that, individually or in the aggregate, does not have a Company Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(d)           the Company shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

(e)           no Legal Proceeding shall be pending wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement, or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect;

(f)           the Company shall have delivered to the Parent and the Acquisition Subsidiary a certificate (the “Company Certificate”) to the effect that each of the conditions specified in clauses (a )and (c) (with respect to the Company’s due diligence of the Parent) of Section 5.1 and clauses (a) through (e) (insofar as clause (e) relates to Legal Proceedings involving the Company) of this Section 5.2 is satisfied in all respects;

(g)           the Restricted Holders shall have entered into the Lock-Up Agreements with Parent;

(h)           the Parent shall have received from Broad and Cassel, special counsel to the Company, an opinion with respect to the matters set forth in Exhibit C attached hereto, addressed to the Parent and dated as of the Closing Date; and

(i)            the Company shall have provided audited financial statements from an independent accounting firm, qualified to conduct public company audits, for the years ended December 2010 and 2009 and unaudited financial statements for the six months ended June 30, 2011 and 2010.

5.3      Conditions to Obligations of the Company.  The obligation of the Company to consummate the Merger is subject to the satisfaction of the following additional conditions:

(a)           the Parent and the Acquisition Subsidiary shall have obtained (and shall have provided copies thereof to the Company) all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 4.2 which are required on the part of the Parent, except for any the failure of which to obtain or effect does not, individually or in the aggregate, have a Parent Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(b)           the representations and warranties of the Parent and the Acquisition Subsidiary set forth in this Agreement (when read without regard to any qualification as to materiality or Material Adverse Effect contained therein) shall be true and correct as of the date of this Agreement and shall be true and correct as of the Effective Time as though made as of the Effective Time (provided, however, that to the extent such representation or warranty expressly relates to an earlier date, such representation and warranty shall be true and correct as of such earlier date), except for any untrue or incorrect representation and warranty that, individually or in the aggregate, do not have a Parent Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(c)           each of the Parent and the Acquisition Subsidiary shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

(d)           no Legal Proceeding shall be pending wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement, or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect;

(e)           the Parent shall have delivered to the Company a certificate (the “Parent Certificate”) to the effect that each of the conditions specified in clauses (b) and (c) (with respect to the Parent’s due diligence of the Company) of Section 5.1 and clauses (a) through (d) (insofar as clause (d) relates to Legal Proceedings involving the Parent and its Subsidiaries) of this Section 5.3 is satisfied in all respects;

(f)            the Company shall have received from Gottbetter & Partners, LLP, counsel to the Parent and the Acquisition Subsidiary, an opinion with respect to the matters set forth in Exhibit D attached hereto, addressed to the Company and dated as of the Closing Date;

(g)           the Company shall have received a copy of the opinion letter issued by Lake & Associates to the Parent regarding the Split-Off;

(h)           the total number of shares of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall equal 10,000,018 shares, after giving effect to the Share Contribution, but excluding (i) the shares of Parent Common Stock to be issued in the Private Placement Offering, (ii) the issuance of the Merger Shares to be issued in connection with the Merger; and (iii) the issuance of shares of Parent Common Stock underlying warrants (A) to be issued to investors in the Private Placement Offering (upon the exercise thereof); (B) to be issued to the Company Stockholders in the Merger (upon exercise thereof); and (C) to be issued to the Placement Agent in the Private Placement Offering (upon the exercise of warrants to the Placement Agent in connection with the sale of units in the Private Placement Offering;

(i)            the Parent shall have adopted offers of employment or consulting agreements, as the case may be, between each of Robert B. Ney, Emmett DeMoss, Steve Solodoff, Michael Peth and Doug MacRae and the Company currently in effect;

(j)            the Parent shall have adopted the Parent 2011 Equity Incentive Plan;

(k)           the Company shall have received a certificate of Parent’s transfer agent and registrar certifying that as of the Closing Date there are 85,000,018 shares of Parent Common Stock issued and outstanding (without giving effect to the 75,000,000 shares of Parent Common Stock to be cancelled in connection with the Split-Off, which shall occur immediately prior to the Effective Time);

(l)            immediately prior to the closing of the Merger, the Parent, the Split-Off Subsidiary, and the Buyer shall execute the Split-Off Agreement, which Split-Off is effective immediately prior to the Closing of the Merger, and the Buyer shall have delivered irrevocable instructions to the Parent’s transfer agent for the cancellation of the 75,000,000 shares of Parent Common Stock to be cancelled in connection with the Split-Off;

(m)          each of Robert B. Ney, Emmett DeMoss, Steve Solodoff, Michael Peth and Doug MacRae shall be appointed as the Parent’s Chief Executive Officer, Executive Chairman, Interim Chief Financial Officer, Chief Operating Officer and Chief Technology Officer, respectively; and

(n)           each of Robert B. Ney, Emmett DeMoss, Edward Feighan and Sherman Henderson shall be appointed to serve on the Board of Directors of Parent.

ARTICLE VI
INDEMNIFICATION

6.1      Indemnification by the Company Stockholders.  The Indemnifying Stockholders receiving the Merger Shares pursuant to Section 1.8 shall indemnify the Parent in respect of, and hold it harmless against, any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including without limitation amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation) (“Damages”) incurred or suffered by the Surviving Corporation or the Parent or any Affiliate thereof resulting from, relating to or constituting:

(a)           any misrepresentation, breach of warranty or failure to perform any covenant or agreement of the Company contained in this Agreement or the Company Certificate;

(b)           any failure of any Company Stockholder to have good, valid and marketable title to the issued and outstanding Company Shares issued in the name of such Company Stockholder; or

(c)           any claim by a stockholder or former stockholder of the Company, or any other person or entity, seeking to assert, or based upon:  (i) ownership or rights to ownership of any shares of stock of the Company that are not shown by the Company as being issued and outstanding as of immediately prior to the Effective Date; (ii) any rights of a stockholder (other than the right to receive the Merger Shares pursuant to this Agreement or appraisal rights under the applicable provisions of the DGCL), including any option, preemptive rights or rights to notice or to vote; (iii) any rights under the certificate of incorporation or bylaws of the Company; or (iv) any claim that his, her or its shares were wrongfully repurchased by the Company.

6.2      Indemnification by the Parent.

(a)           The Parent shall indemnify the Indemnifying Stockholders in respect of, and hold them harmless against, any and all Damages incurred or suffered by the Indemnifying Stockholders resulting from, relating to or constituting any misrepresentation, breach of warranty or failure to perform any covenant or agreement of the Parent or the Acquisition Subsidiary contained in this Agreement or the Parent Certificate or resulting from any tax liabilities arising from, or tax claims related to, the Split-Off.

(b)           The post-Closing adjustment mechanism set forth in Section 1.15 is intended to secure the indemnification obligations of the Parent under this Agreement and shall be the exclusive means for the Indemnifying Stockholders to collect any Damages for which they are entitled to indemnification under this Article VI.

6.3      Indemnification Claims by the Parent.

(a)           In the event the Parent is entitled, or seeks to assert rights, to indemnification under Section 6.1, Parent shall give written notification to the Indemnification Representative of the commencement of any suit or proceeding relating to a third party claim for which indemnification pursuant to this Article VI may be sought.  Such notification shall be given within 20 business days after receipt by the Parent of notice of such suit or proceeding, and shall describe in reasonable detail (to the extent known by the Parent) the facts constituting the basis for such suit or proceeding and the amount of the claimed damages; provided, however, that no delay on the part of the Parent in notifying the Indemnification Representative shall relieve the Indemnifying Stockholders of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure.  Within 20 days after delivery of such notification, the Indemnification Representative, on behalf of the Indemnifying Stockholders, may, upon written notice thereof to the Parent, assume control of the defense of such suit or proceeding with counsel reasonably satisfactory to the Parent; provided that the Indemnification Representative may not assume control of the defense of a suit or proceeding involving criminal liability or in which equitable relief is sought against the Parent.  If the Indemnification Representative does not so assume control of such defense, the Parent shall control such defense.  The party not controlling such defense (the “Non-Controlling Party”) may participate therein at its own expense; provided that if the Indemnification Representative assumes control of such defense and the Parent reasonably concludes that the Indemnification Representative and the Parent have conflicting interests or different defenses available with respect to such suit or proceeding, the reasonable fees and expenses of counsel to the Parent shall be considered “Damages” for purposes of this Agreement.  The party controlling such defense (the “Controlling Party”) shall keep the Non-Controlling Party advised of the status of such suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the Non-Controlling Party with respect thereto.  The Non-Controlling Party shall furnish the Controlling Party with such information as it may have with respect to such suit or proceeding (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such suit or proceeding.  The Indemnification Representative shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Parent, which shall not be unreasonably withheld or delayed; provided that the consent of the Parent shall not be required if the Indemnification Representative agrees in writing to pay any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a complete release of the Parent from further liability and has no other materially adverse effect on the Parent.  The Parent shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Indemnification Representative, which shall not be unreasonably withheld or delayed.

(b)           In order to seek indemnification under this Article VI, Parent shall give written notification (a “Claim Notice”) to the Indemnification Representative which contains (i) a description and the amount (the “Claimed Amount”) of any Damages incurred or reasonably expected to be incurred by the Parent, (ii) a statement that the Parent is entitled to indemnification under this Article VI for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment (in the manner provided in paragraph (c) below) in the amount of such Claimed Amount.  The Parent shall also deliver a copy of the Claim Notice to the Escrow Agent.

(c)           Within 20 days after delivery of a Claim Notice, the Indemnification Representative shall deliver to the Parent a written response (the “Response”) in which Indemnification Representative, on behalf of the Indemnifying Stockholders, shall:  (i) agree that the Parent is entitled to receive all of the Claimed Amount (in which case the Indemnification Representative and the Parent shall deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to distribute to the Parent such number of Escrow Shares as have an aggregate Value (as defined below) equal to the Claimed Amount), (ii) agree that the Parent is entitled to receive part, but not all, of the Claimed Amount (the “Agreed Amount”) (in which case the Indemnification Representative and the Parent shall deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to distribute to the Parent such number of Escrow Shares as have an aggregate Value (as defined below) equal to the Agreed Amount), or (iii) dispute that the Parent is entitled to receive any of the Claimed Amount.  If the Indemnification Representative in the Response disputes its liability for all or part of the Claimed Amount, the Indemnification Representative and the Parent shall follow the procedures set forth in Section 6.3(d) for the resolution of such dispute (a “Dispute”).  For purposes of this Article VI, the “Value” of any Escrow Shares delivered in satisfaction of an indemnity claim shall be $0.25 per Escrow Share (subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting the Parent Common Stock since the Closing Date), multiplied by the number of such Escrow Shares.

(d)           During the 60-day period following the delivery of a Response that reflects a Dispute, the Indemnification Representative and the Parent shall use good faith efforts to resolve the Dispute.  If the Dispute is not resolved within such 60-day period, the Indemnification Representative and the Parent shall discuss in good faith the submission of the Dispute to a mutually acceptable alternative dispute resolution procedure (which may be non-binding or binding upon the parties, as they agree in advance) (the “ADR Procedure”).  In the event the Indemnification Representative and the Parent agree upon an ADR Procedure, such parties shall, in consultation with the chosen dispute resolution service (the “ADR Service”), promptly agree upon a format and timetable for the ADR Procedure, agree upon the rules applicable to the ADR Procedure, and promptly undertake the ADR Procedure.  The provisions of this Section 6.3(d) shall not obligate the Indemnification Representative and the Parent to pursue an ADR Procedure or prevent either such party from pursuing the Dispute in a court of competent jurisdiction; provided that, if the Indemnification Representative and the Parent agree to pursue an ADR Procedure, neither the Indemnification Representative nor the Parent may commence litigation or seek other remedies with respect to the Dispute prior to the completion of such ADR Procedure.  Any ADR Procedure undertaken by the Indemnification Representative and the Parent shall be considered a compromise negotiation for purposes of federal and state rules of evidence, and all statements, offers, opinions and disclosures (whether written or oral) made in the course of the ADR Procedure by or on behalf of the Indemnification Representative, or any of the Indemnifying Stockholders, the Parent or the ADR Service shall be treated as confidential and, where appropriate, as privileged work product.  Such statements, offers, opinions and disclosures shall not be discoverable or admissible for any purposes in any litigation or other proceeding relating to the Dispute (provided that this sentence shall not be construed to exclude from discovery or admission any matter that is otherwise discoverable or admissible).  The fees and expenses of any ADR Service used by the Indemnification Representative and the Parent shall be considered Damages; provided, that if the Indemnifying Stockholders are determined not to be liable for Damages in connection with such Dispute, the Parent shall pay all such fees and expenses.  The Parent and the Indemnification Representative shall deliver to the Escrow Agent, promptly following the resolution of the Dispute (whether by mutual agreement, pursuant to an ADR Procedure, as a result of a judicial decision or otherwise), a written notice executed by both parties instructing the Escrow Agent as to what (if any) portion of the Escrow Shares shall be distributed to the Parent (which notice shall be consistent with the terms of the resolution of the Dispute).

(e)           Notwithstanding the other provisions of this Section 6.3, if a third party asserts (other than by means of a lawsuit) that the Parent is liable to such third party for a monetary or other obligation which may constitute or result in Damages for which such Parent may be entitled to indemnification pursuant to this Article VI, and the Parent reasonably determines in good faith that it has a valid business reason to fulfill such obligation, then (i)  Parent shall be entitled to satisfy such obligation, with prior notice to but without prior consent from the Indemnification Representative, (ii)  Parent may subsequently make a claim for indemnification in accordance with the provisions of this Article VI, and (iii)  Parent shall be reimbursed, in accordance with the provisions of this Article VI, for any such Damages for which it is entitled to indemnification pursuant to this Article VI (subject to the right of the Indemnifying Stockholders to dispute the Parent’s entitlement to indemnification, or the amount for which it is entitled to indemnification, under the terms of this Article VI).

(f)           For purposes of this Section 6.3 and the last two sentences of Section 6.4, any references to the Indemnifying Stockholders (except provisions relating to an obligation to make or a right to receive any payments provided for in Section 6.3 or Section 6.4) shall be deemed to refer to the Indemnification Representative.  The Indemnification Representative shall have full power and authority on behalf of each Indemnifying Stockholder to take any and all actions on behalf of, execute any and all instruments on behalf of, and execute or waive any and all rights of, the Indemnifying Stockholders under this Article VI.  The Indemnification Representative shall have no liability to any Indemnifying Stockholder for any action taken or omitted on behalf of the Indemnifying Stockholders pursuant to this Article VI.

6.4      Survival of Representations and Warranties.  All representations and warranties contained in this Agreement, the Company Certificate or the Parent Certificate shall (a) survive the Closing and any investigation at any time made by or on behalf of Parent or the Company and (b) shall expire on the date two years following the Closing Date.  If Parent delivers to an Indemnifying Stockholder, before expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or a notice that, as a result a legal proceeding instituted by or written claim made by a third party, the Parent reasonably expects to incur Damages as a result of a breach of such representation or warranty (an “Expected Claim Notice”), then such representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such Expected Claim Notice.  If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Parent, the Parent shall promptly so notify the Indemnifying Stockholders; and if the Parent has delivered a copy of the Expected Claim Notice to the Escrow Agent and Escrow Shares have been retained in escrow after the Termination Date (as defined in the Escrow Agreement) with respect to such Expected Claim Notice, the Indemnifying Stockholders and the Parent shall promptly proceed in accordance with Section 6.3 and the terms of the Escrow Agreement.

6.5      Limitations on Claims for Indemnification.

(a)           Notwithstanding anything to the contrary herein, the Parent shall not be entitled to recover, or be indemnified for, Damages arising out of a misrepresentation or breach of warranty set forth in Article II unless and until the aggregate of all such Damages paid or payable by the Indemnifying Stockholders collectively exceeds $50,000 (the “Damages Threshold”) and then, if such aggregate threshold is reached, the Parent shall only be entitled to recover for Damages in excess of such respective threshold; and in no event shall any Indemnifying Stockholder be liable under this Article VI for an aggregate amount, whether paid in cash or in shares of Parent Common Stock, greater than the product of the number of Escrow Shares held on account of such Indemnifying Stockholder, pursuant to Section 1.5 above, multiplied by the Value.  For purposes of the preceding sentence, each Escrow Share delivered by a party in payment of his or its obligations under this Article VI shall be valued at the Value.

(b)           The Escrow Agreement is intended to secure the indemnification obligations of the Indemnifying Stockholders under this Agreement and shall be the exclusive means for the Parent to collect any Damages under this Article VI for which it is entitled to indemnification under this Article VI.

(c)           Except with respect to claims based on fraud, after the Closing, the rights of the Indemnifying Stockholders and the Parent under this Article VI and the Escrow Agreement shall be the exclusive remedy of the Indemnifying Stockholders and the Parent with respect to claims under Section 6.1.

(d)           No Indemnifying Stockholder shall have any right of contribution against the Surviving Corporation with respect to any breach by the Company of any of its representations, warranties, covenants or agreements.  The amount of Damages recoverable by Parent under this Article VI with respect to an indemnity claim shall be reduced by (i) any proceeds received by Parent with respect to the Damages to which such indemnity claim relates, from an insurance carrier and (ii) the amount of any tax savings actually realized by Parent, for the tax year in which such Damages are incurred, which are clearly attributable to the Damages to which such indemnity claim relates (net of any increased tax liability which may result from the receipt of the indemnity payment or any insurance proceeds relating to such Damages).

ARTICLE VII
DEFINITIONS

For purposes of this Agreement, each of the following defined terms is defined in the Section of this Agreement indicated below.

Defined Term	Section

Acquisition Subsidiary	Introduction
ADR Procedure	6.3(d)
ADR Service	6.3(d)

Affiliate	2.13(a)(vii)
Agreed Amount	6.3(c)
Agreement	Introduction
CERCLA	2.20(a)
Certificate of Merger	1.1
Certificates	1.10
Claim Notice	6.3(b)
Claimed Amount	6.3(b)
Claims	1.15
Closing	1.5
Closing Date	1.5
Code	Introduction
Common Conversion Ratio	1.8(b)
Company	Introduction
Company Balance Sheet	2.6
Company Balance Sheet Date	2.6
Company Certificate	5.2(f)
Company Confidential Information	4.5(b)
Company Financial Statements	2.6
Company Material Adverse Effect	2.1
Company Stockholders	1.6(d)
Contemplated Transactions	8.3
Controlling Party	6.3(a)
Current Report	4.3
Damages	6.1
Damages Threshold	6.5(a)
Defaulting Party	8.6
DGCL	1.1
Disclosure Schedule	Article II
Dispute	6.3(c)
Dissenting Shares	1.9(a)
Effective Time	1.1
Employee Benefit Plan	2.19(a)(i)
Environmental Law	2.20(a)
ERISA	2.19(a)(ii)
ERISA Affiliate	2.19(a)(iii)
Escrow Agent	1.6(h)
Escrow Agreement	1.6(h)
Escrow Shares	1.8(b)
Exchange Act	2.6
Expected Claim Notice	6.4
GAAP	2.6
Governmental Entity	2.4
Indemnification Representative	1.6(h)
Indemnified Executives	4.9(b)
Indemnifying Stockholders	1.8(b)

Initial Shares	1.8(b)
Intellectual Property	2.27(a)
Intellectual Property Rights	2.27(a)
Legal Proceeding	2.17
Lock-Up Agreement	4.16
Loss	1.15
Maximum Offering Amount	1.2
Merger	Introduction
Merger Shares	1.8(b)
Minimum Offering Amount	1.2
Non-Controlling Party	6.3(a)
Non-Defaulting Party	8.6
Ordinary Course of Business	2.4
Organization Date	2.9(c)
OTCBB	3.2
Parent	Introduction
Parent Certificate	5.3(e)
Parent Common Stock	1.8(a)
Parent Confidential Information	4.7(b)
Parent Disclosure Schedule	Article III
Parent Financial Statements	3.8
Parent Liabilities	1.15
Parent Material Adverse Effect	3.1
Parent Reports	3.6
Parent Subsidiary	2.5
Parent Warrants	1.8(a)
Party	Introduction
Permits	2.23
Prohibited Transaction	4.15
PPO Price	Introduction
Private Placement Offering	Introduction
Reasonable Best Efforts	4.1
Response	6.3(c)
SEC	1.15
Securities Act	1.16
Security Interest	2.4
Share Contribution	3.2
Split-Off	Introduction
Split-Off Agreement	Introduction
Split-Off Subsidiary	Introduction
Stockholder Approval	2.3
Subsidiary	2.5
Surviving Corporation	1.1
Tax Returns	2.9(a)(ii)
Taxes	2.9(a)(i)
Transaction Documentation	3.3
Value	6.3(c)

ARTICLE VIII
TERMINATION

8.1      Termination by Mutual Agreement.  This Agreement may be terminated at any time by mutual consent of the Parties, provided that such consent to terminate is in writing and is signed by each of the Parties.

8.2      Termination for Failure to Close.  This Agreement shall be automatically terminated, unless extended in a writing signed by each of the Parties, if the Closing Date shall not have occurred by September 21, 2011.

8.3      Termination by Operation of Law.  This Agreement may be terminated by any Party hereto if there shall be any statute, rule or regulation that renders consummation of the transactions contemplated by this Agreement (the “Contemplated Transactions) illegal or otherwise prohibited, or a court of competent jurisdiction or any government (or governmental authority) shall have issued an order, decree or ruling, or has taken any other action restraining, enjoining or otherwise prohibiting the consummation of such transactions and such order, decree, ruling or other action shall have become final and nonappealable.

8.4      Termination for Failure to Perform Covenants or Conditions.  This Agreement may be terminated prior to the Effective Time:

(a)           by the Parent and the Acquisition Subsidiary if: (i) any of the representations and warranties made in this Agreement by the Company shall not be materially true and correct when made; (ii) the Company shall have failed to observe or perform any of its material obligations under this Agreement, after notice to the Company of the specific obligations that have not been observed or performed has been given and a reasonable opportunity thereafter of not less than 30 days for the Company to cure such failure has elapsed; or (iii) as otherwise set forth herein; or

(b)           by the Company if: (i) any of the representations and warranties of the Parent or the Acquisition Subsidiary shall not be materially true and correct when made; (ii) the Parent or the Acquisition Subsidiary shall have failed to observe or perform any of their material respective obligations under this Agreement, after notice to the Parent and the Acquisition Subsidiary of the specific obligations that have not been observed or performed has been given and a reasonable opportunity thereafter of not less than 30 days for the Parent and Acquisition Subsidiary to cure such failure has elapsed; or (iii) as otherwise set forth herein.

8.5      Effect of Termination or Default; Remedies.  In the event of termination of this Agreement as set forth above, this Agreement shall forthwith become void and there shall be no liability on the part of any Party hereto, provided that such Party is a Non-Defaulting Party (as defined below).  The foregoing shall not relieve any Party from liability for damages actually incurred as a result of such Party’s breach of any term or provision of this Agreement.

8.6      Remedies; Specific Performance.  In the event that any Party shall fail or refuse to consummate the Contemplated Transactions or if any default under or beach of any representation, warranty, covenant or condition of this Agreement on the part of any Party (the “Defaulting Party”) shall have occurred that results in the failure to consummate the Contemplated Transactions, then in addition to the other remedies provided herein, the non-defaulting Party (the “Non-Defaulting Party”) shall be entitled to seek and obtain money damages from the Defaulting Party, or may seek to obtain an order of specific performance thereof against the Defaulting Party from a court of competent jurisdiction, provided that the Non-Defaulting Party seeking such protection must file its request with such court within forty-five (45) days after it becomes aware of the Defaulting Party’s failure, refusal, default or breach.  In addition, the Non-Defaulting Party shall be entitled to obtain from the Defaulting Party court costs and reasonable attorneys’ fees incurred in connection with or in pursuit of enforcing the rights and remedies provided hereunder.

ARTICLE IX
MISCELLANEOUS

9.1      Press Releases and Announcements.  No Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law, regulation or stock market rule (in which case the disclosing Party shall use reasonable efforts to advise the other Parties and provide them with a copy of the proposed disclosure and an opportunity to comment thereon prior to making the disclosure).

9.2      No Third Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns; provided, however, that (a) the provisions in Article I concerning issuance of the Merger Shares and Article VI concerning indemnification are intended for the benefit of the Company Stockholders and (b) the provisions in Section 4.9 concerning indemnification are intended for the benefit of the individuals specified therein and their successors and assigns.

9.3      Entire Agreement.  This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof.

9.4      Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.  No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties;

9.5      Counterparts and Facsimile Signature.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  This Agreement may be executed by facsimile signature.

9.6      Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

9.7      Notices.  All notices, requests, demands, claims, and other communications hereunder shall be in writing.  Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to the Company or Parent (subsequent to the Closing):

Visual Network Design Inc.
101 California Street, Suite 2450
San Francisco, CA 94111
Attn: Michael A. Peth, Chief Operating Officer
Facsimile: 415.946.8945
Copy to (which copy shall not constitute notice hereunder): Broad and Cassel One Biscayne Tower, 21st Floor Miami, FL 33131 Attn: A. Jeffry Robinson, Esq. Facsimile: 305.373.9443

If to the Parent or the Acquisition Subsidiary (prior to the Closing): Visual Network Design, Inc. 517 NW 8 Terrace Cape Coral, FL 33993 Attn: Kenneth Spiegeland	Copy to (which copy shall not constitute notice hereunder): Gottbetter & Partners, LLP 488 Madison Avenue, 12th Floor New York, NY 10022 Attn: Adam S. Gottbetter, Esq. Facsimile: 212.400.6901

Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.  Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

9.8      Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of New York.

9.9      Amendments and Waivers.  The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties.  No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver.  No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

9.10    Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

9.11    Submission to Jurisdiction.  Each of the Parties (a) submits to the exclusive jurisdiction of any state or federal court sitting in the County of New York in the State of New York or in the County of San Francisco in the State of California in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court.  Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto.  Any Party may make service on another Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 9.7.  Nothing in this Section 9.11, however, shall affect the right of any Party to serve legal process in any other manner permitted by law.

9.12    Construction.

(a)           The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(b)           Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

[signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement and Plan of Merger and Organization as of the date first above written.

PARENT:

VISUAL NETWORK DESIGN, INC.
( a Nevada corporation)

By:	/s/ Kenneth Spiegeland
Name: Kenneth Spiegeland
Title: President

ACQUISITION SUBSIDIARY:

VNDI ACQUISITION CORP.

By:	/s/ Kenneth Spiegeland
Name: Kenneth Spiegeland
Title: President

COMPANY:

VISUAL NETWORK DESIGN INC.
(a Delaware corporation)

By:	/s/ Robert B. Ney
Name: Robert B. Ney
Title: Chief Executive Officer